As filed with the Securities and Exchange Commission on July 12, 1999

                                              Registration No. 333-______

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


   NorthWestern Corporation              Delaware           46-0172280
   NorthWestern Capital Financing II     Delaware           Applied for
   NorthWestern Capital Financing III    Delaware           Applied for
   NorthWestern Capital Financing IV     Delaware           Applied for
   (Exact name of registrant as          (State or other    (I.R.S. Employer
   specified in its charter)             jurisdiction of    Identification No.)
                                         incorporation
                                         or organization)

                      125 S. Dakota Avenue, Suite 1100
                       Sioux Falls, South Dakota 57104
                               (605) 978-2908
        (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              Alan D. Dietrich
        Vice President - Legal Administration and Corporate Secretary
                          NorthWestern Corporation
                      125 S. Dakota Avenue, Suite 1000
                      Sioux Falls, South Dakota  57104
                               (605) 978-2907
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                               With copies to:

       Eric R. Jacobsen                       Robert J. Minkus
       NorthWestern Corporation               Schiff Hardin & Waite
       Vice President, General                6600 Sears Tower
       Counsel and Chief Legal Officer        233 S. Wacker Drive
       125 S. Dakota Avenue, Suite 1100       Chicago, Illinois 60606
       Sioux Falls, South Dakota 57104

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.


   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

                                                Calculation of Registration Fee
                                                                         Proposed       Proposed
                                                                         maximum        maximum
                                                                         offering       aggregate          Amount of
   Title of each class of                       Amount to be             price per      offering           registration
   securities to be registered                  registered               unit (1)       price (1)          fee (2)
   ------------------------------------------   -----------------        -----------    ---------------    -------------

   Mortgage Bonds (3)  . . . . . . . . . . .
   Senior Debt Securities (4)  . . . . . . .
   Subordinated Debt Securities (5)  . . . .
   Cumulative Preferred Stock,
   $100 par value (6)   . . . . . . . . .
   Preference Stock, $50 par value (7)   . .      $500,000,000 (11)          100%         $500,000,000        $139,000
   Common Stock, $1.75 par value
   and related Common Stock
   Purchase Rights (8)  . . . . . . . . .
   Preferred Securities of
   Subsidiary Trusts (9) (10)   . . . . .

   Common Stock, $1.75 par value,
      and related Common Stock
      Purchase Rights  . . . . . . . . . . .             (12)                (13)             (13)              (13)


                                                               ii


   (1) Estimated solely for the purpose of calculating the registration fee.
   (2) Pursuant to Rule 429(b) of the Securities Act, the prospectus included in this Registration Statement also covers $220,000,000 of securities from a previous registration statement
        (No. 333-58491), as to which a registration fee of $61,160 was paid.
   (3) In no event will the aggregate initial price of the Mortgage Bonds exceed $500,000,000 (or the equivalent thereof in one or more foreign currencies or composite currencies) or, if any such Mortgage Bonds are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $500,000,000.
   (4) In no event will the aggregate initial price of the Senior Debt Securities exceed $500,000,000 (or the equivalent thereof in one or more foreign currencies or composite currencies) or, if any such Senior Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $500,000,000.
   (5) In no event will the aggregate initial price of the Subordinated Debt Securities exceed $500,000,000 (or the equivalent thereof in one or more foreign currencies or composite currencies) or, if any such Subordinated Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $500,000,000.
   (6) In no event will the aggregate initial price of the Cumulative Preferred Stock exceed $500,000,000.
   (7) In no event will the aggregate initial price of the Preference Stock exceed $500,000,000.
   (8) In no event will the aggregate initial price of the Common Stock exceed $500,000,000 or, if applicable, such lesser amount as is provided in Rule 415.
   (9) In no event will the aggregate initial price of the Preferred Securities of Subsidiary Trusts exceed $500,000,000 (or the equivalent thereof in one or more foreign currencies or composite currencies) or, if any such Preferred Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $500,000,000.
   (10) Includes the guarantees of NorthWestern Corporation, for which no separate consideration will be received.
   (11) In no event will the aggregate initial price of the Mortgage Bonds, Senior Debt Securities, Subordinated Debt Securities, Cumulative Preferred Stock, Preference Stock and Common Stock referred to in footnotes (3) through (8) (or, where Subordinated Debt Securities are issued to Subsidiary Trusts, Preferred Securities of Subsidiary Trusts referred to in footnote (9)) exceed $500,000,000.
   (12) Such indeterminate number of shares of Common Stock as may be issuable upon conversion or exchange of any Mortgage Bonds, Senior Debt Securities, Subordinated Debt Securities, Cumulative Preferred Stock or Preference Stock that provide for conversion or exchange into Common Stock.

                                     iii


   (13) No separate consideration will be received for the shares of Common Stock issued upon conversion or exchange of Mortgage Bonds, Senior Debt Securities, Subordinated Debt Securities, Cumulative Preferred Stock or Preference Stock.

   The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   Pursuant to Rule 429(b) of the Securities Act, the prospectus contained in this Registration Statement constitutes a Combined Prospectus that also relates to Registration No. 333-58491.





































                                     iv


   The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated July 12, 1999

   PROSPECTUS

   [LOGO]
                                $720,000,000

                          NORTHWESTERN CORPORATION
                               MORTGAGE BONDS
                           SENIOR DEBT SECURITIES
                        SUBORDINATED DEBT SECURITIES
                         CUMULATIVE PREFERRED STOCK
                              PREFERENCE STOCK
                                COMMON STOCK

                      NORTHWESTERN CAPITAL FINANCING II
                     NORTHWESTERN CAPITAL FINANCING III
                      NORTHWESTERN CAPITAL FINANCING IV
                            PREFERRED SECURITIES
          Guaranteed to the extent described in this prospectus by
                          NorthWestern Corporation
          --------------------------------------------------------

        NorthWestern Corporation may offer mortgage bonds, senior debt securities, subordinated debt securities, shares of cumulative preferred stock, shares of preference stock and shares of its common stock.

        NorthWestern Capital Financing II, NorthWestern Capital Financing III and NorthWestern Capital Financing IV may offer preferred securities that will be guaranteed by NorthWestern Corporation to the extent described in this prospectus.

        We may offer these securities from time to time, in amounts, on terms and at prices that we will determine at the time they are offered for sale. We will describe these terms and prices in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered.
            -----------------------------------------------------

        THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
           -------------------------------------------------------

        NorthWestern's common stock is listed on the New York Stock Exchange under the symbol "NOR." Each prospectus supplement offering any other securities will state whether those securities are listed or will be listed on any national securities exchange.
            -----------------------------------------------------


        We may sell the securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangement made with those underwriters, dealers or agents.

           -------------------------------------------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is ______________________, 1999.

                              TABLE OF CONTENTS

                                                                         Page
                                                                         ----

   Available Information . . . . . . . . . . . . . . . . . . . . . . . .  4
   Documents Incorporated by Reference . . . . . . . . . . . . . . . . .  4
   Forward-Looking Statements  . . . . . . . . . . . . . . . . . . . . .  5
   NorthWestern  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   The Trusts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   Ratio of Earnings to Fixed Charges and Earnings to Combined
        Fixed Charges and Preferred Dividends  . . . . . . . . . . . . .  7
   Description of Mortgage Bonds . . . . . . . . . . . . . . . . . . . .  8
   Description of Debt Securities  . . . . . . . . . . . . . . . . . . . 22
   Description of Preferred Stock and Preference Stock . . . . . . . . . 33
   Description of Common Stock . . . . . . . . . . . . . . . . . . . . . 38
   Description of the Trusts' Preferred Securities . . . . . . . . . . . 41
   Description of the Guarantees . . . . . . . . . . . . . . . . . . . . 54
   Relationship Among the Preferred Securities, the Subordinated Debt
        Securities and the Guarantees  . . . . . . . . . . . . . . . . . 57
   Book-Entry Issuance . . . . . . . . . . . . . . . . . . . . . . . . . 59
   Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . 63
   Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
   Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . 64

                            AVAILABLE INFORMATION

        NorthWestern Corporation files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC also maintains a site on the World Wide Web that contains reports, proxy statements and other information regarding NorthWestern. The address of the SEC's Web site is http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus constitutes a part of the registration statement. Other parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. You may inspect copies of the full registration statement, including the exhibits, at the SEC's Public Reference Room or through the SEC's Web site.

        This prospectus does not include separate financial statements of NorthWestern Capital Financing II, NorthWestern Capital Financing III and NorthWestern Capital Financing IV. We do not believe that those financial statements would be material to investors because each of those issuers is a special purpose trust, with no operating history or independent operations, that will not engage in any activity other than holding, as trust assets, the subordinated debt securities of NorthWestern and issuing its preferred securities and common securities as described below. Furthermore, taken together, NorthWestern's obligations under the subordinated debt securities held by a trust, the related indenture, the applicable trust declaration and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payment with respect to the preferred securities. For this reason, NorthWestern does not expect that NorthWestern Capital Financing II, NorthWestern Capital
   Financing III or NorthWestern Capital Financing IV will file reports with the SEC pursuant to the Securities Exchange Act of 1934.

                     DOCUMENTS INCORPORATED BY REFERENCE

        The SEC permits us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents filed by NorthWestern with the SEC pursuant to the Securities Exchange Act are incorporated by reference into this prospectus:

        1. NorthWestern's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

        2. NorthWestern's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

        3. The description of NorthWestern's common stock contained in its registration statement on Form S-3 (registration no. 33-60423), and any document filed which updates that description.

        4. The description of NorthWestern's Common Stock Purchase Rights contained in its registration statement on Form 8-A, dated December 11, 1996, and any document filed which updates that description.

        5. All documents filed by NorthWestern with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities
             Exchange Act after the date of this prospectus and prior to the termination of the offering made by this prospectus.

        To the extent two statements are inconsistent, the more recent statement supersedes the older one. For example, if a statement contained in this prospectus is inconsistent with a statement in one of the documents listed in paragraphs 1 through 4 above, the statement in this prospectus would be more recent and would supersede the one incorporated by reference.

        Each person who receives a copy of this prospectus has the right to receive a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. NorthWestern will provide any copies without charge. If you would like any copies, please call or write to Alan D. Dietrich, Vice President - Legal Administration and Corporate Secretary, NorthWestern Corporation, 125 S. Dakota Avenue, Suite 1000, Sioux Falls, South Dakota 57104, telephone number: (605) 978-2907.

                         FORWARD-LOOKING STATEMENTS

        Some of the matters discussed in this prospectus, in any accompanying prospectus supplement and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. NorthWestern cautions that, while we believe these statements to be based on reasonable assumptions and make them in good faith, there can be no assurance that the actual results will not differ materially from those assumptions or that the expectations set forth in the forward-looking statements derived from those assumptions will be realized. Investors should be aware of important factors that could have a material impact on future results. These factors include, but are not limited to: weather, the federal and state regulatory environment, the economic climate, regional, commercial, industrial and residential growth in the service territories served by NorthWestern and its subsidiaries, customers' usage patterns and preferences, the speed and degree to which competition enters NorthWestern's industries, the timing and extent of changes in commodity prices, and changing conditions in the capital and equity markets.

                                NORTHWESTERN

        NorthWestern is a nationwide diversified energy, telecommunications and related services provider. It generates and distributes electric energy to approximately 56,000 customers in eastern South Dakota. NorthWestern also purchases, distributes, sells and transports natural gas to approximately 79,000 customers in central Nebraska and eastern South Dakota. NorthWestern, through its majority-owned subsidiaries, also owns approximately 30% of Cornerstone Propane Partners, L.P., a publicly traded master limited partnership for which a subsidiary of NorthWestern serves as managing general partner. Cornerstone serves more than 440,000 propane customers in 34 states. NorthWestern, through its consolidated and unconsolidated subsidiaries, is also engaged in certain non-energy manufacturing industries and owns companies engaged in heating, ventilation and air conditioning and telecommunications and data services. NorthWestern was incorporated under the laws of the State of Delaware in 1923. NorthWestern has its principal office at 125 S. Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104.
   Its telephone number is (605) 978-2908.

                                 THE TRUSTS

        Each of NorthWestern Capital Financing II, NorthWestern Capital Financing III and NorthWestern Capital Financing IV is a Delaware statutory business trust formed pursuant to a declaration of trust executed by NorthWestern, as sponsor, and the trustees appointed by NorthWestern, as trustees. In this prospectus, we refer to them collectively as the "Trusts." Each Trust exists for the exclusive purposes of issuing common and preferred securities representing undivided beneficial ownership interests in the assets of the Trust and investing the gross proceeds from the sale of those securities in subordinated debt securities of NorthWestern. NorthWestern will directly or indirectly own all of the common securities of each Trust. The common securities will rank on a parity with the preferred securities, and payments on both classes will be made proportionately, except that, upon an event of default under the applicable trust declaration, the rights of the holders of the common securities to receive payment of distributions and other amounts will be subordinated to the rights of the holders of the preferred securities. NorthWestern will directly or indirectly acquire common securities in an aggregate liquidation amount equal to 3% of the total capital of each Trust. Each Trust has a term of approximately 55 years but may dissolve earlier, as provided in the applicable trust declaration. NorthWestern will pay all fees and expenses related to the Trusts and the offering of their securities. NorthWestern also will guarantee the payment of amounts due on the Trusts' securities as described under "Description of the Guarantees." The principal place of business of each Trust is c/o NorthWestern, 125 S. Dakota Avenue,
   Suite 1100, Sioux Falls, South Dakota 57104, telephone (605) 978-2908.

        The business and affairs of each Trust will be conducted by the trustees appointed by NorthWestern as the holder of all the common securities. A majority of the trustees will be persons who are employees or officers of or who are affiliated with NorthWestern. One trustee of each Trust will be a financial institution that is not affiliated with NorthWestern and has aggregate capital, surplus and undivided profits of not less than $50,000,000. This trustee will act as "Property Trustee" under the applicable trust declaration and as an indenture trustee for purposes of the Trust Indenture Act of 1939.
   The initial Property Trustee of each Trust is Wilmington Trust Company, a Delaware banking corporation, which maintains a principal place of business in Delaware. If the Property Trustee ceases to have its principal place of business in Delaware, each Trust also must have a "Delaware Trustee" that maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law. The holder of the common securities will be entitled to appoint, remove, replace or change the number of the trustees of each Trust. The trust declaration of each Trust governs the duties and obligations of the trustees for that Trust.

                               USE OF PROCEEDS

        Except as may be set forth in the applicable prospectus supplement, NorthWestern will use the net proceeds from the sale of any securities it offers for general corporate purposes, which may include the repayment of indebtedness, capital expenditures, working capital and other investments in, or acquisitions of, businesses and assets. Pending application of the net proceeds for specific purposes, NorthWestern may invest them in short-term or marketable securities. If NorthWestern has made any specific allocations of proceeds to a particular purpose at the date of any prospectus supplement, they will be described in that prospectus supplement.

        Each Trust will use all of the proceeds received from the sale of its securities to purchase subordinated debt securities from NorthWestern. Unless otherwise set forth in the applicable prospectus supplement, the net proceeds to NorthWestern from the sale of subordinated debt securities to a Trust will be added to NorthWestern's general funds and used for general corporate purposes.

              RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
              TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

        The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends for NorthWestern for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for the three-month period ended March 31, 1999. For the purpose of calculating these ratios, "earnings" consist of income from continuing operations before income taxes and minority interest, "fixed charges" consist of interest on all indebtedness, amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor, and "preferred dividends" represent dividends paid on all preferred shares (consisting solely of shares of Cumulative Preferred Stock) outstanding during the periods.

                                                               Year Ended December 31,               Quarter
                                                  ----------------------------------------------     Ended
                                                                                                     March 31,
                                                   1994      1995      1996       1997      1998     1999 (1)
                                                   ----      ----      ----       ----      ----     -----------

       Ratio of Earnings to Fixed Charges  . .       3.4     3.4        3.2        3.0       3.1          5.9

       Ratio of Earnings to Combined
          Fixed Charges and Preferred
          Dividends  . . . . . . . . . . . . .       3.4     3.1        2.7        2.6       2.8          5.0

     (1) Results for quarter ended March 31, 1999 are not necessarily indicative of results for the year ended December 31, 1999.


                        DESCRIPTION OF MORTGAGE BONDS

        The Mortgage Bonds will be bonds, notes or other evidences of indebtedness authenticated and delivered under a General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993, between NorthWestern and The Chase Manhattan Bank (as successor to The Chase Manhattan Bank, N.A.), as trustee (the "Bond Trustee"). In this prospectus, we refer to this General Mortgage and Deed of Trust, as supplemented by various supplemental indentures, as the "Mortgage." A copy of the Mortgage, as supplemented to date, has been filed as an exhibit to the registration statement of which this prospectus forms a part, and the supplemental indenture relating to any series of Mortgage Bonds will be filed as an exhibit to or incorporated by reference in the registration statement at or prior to the time of issuance of that series of Mortgage Bonds.

        The following summary of Mortgage is not complete and is subject to, and qualified in its entirety by, the provisions of the Mortgage. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings given them in the Mortgage. References to article and section numbers in this description of the Mortgage Bonds, unless otherwise indicated, are references to article and section numbers of the Mortgage.

   GENERAL

        The maximum principal amount of Mortgage Bonds which may be issued under the Mortgage is limited to $500,000,000, but NorthWestern and the Bond Trustee may enter into supplemental indentures to increase that amount without the consent of the holders of outstanding Mortgage Bonds. As of June 30, 1999, there were outstanding $20 million of 6.99% Series Mortgage Bonds due 2002, $60 million of 7.10% Series Mortgage Bonds due 2005 and $55 million of 7% Series Mortgage Bonds due 2023. Additional Mortgage Bonds may be issued under the Mortgage on the basis of property additions, retired bonds and cash. See "Issuance of Additional Mortgage Bonds" below. If NorthWestern uses this prospectus to offer any Mortgage Bonds, an accompanying prospectus supplement will describe the following terms of the Mortgage Bonds being offered:

        -    the title (series designation)
        -    any limit upon aggregate principal amount
        - the percentage of principal amount at which they will be issued
        -    the principal repayment dates
        - the interest rates and the date interest begins to accrue (or the method of determining them) and the basis for calculating interest
        -    the bases for issuance
        - the terms and conditions of optional redemption, if any, including periods, dates and prices
        - the terms and conditions of mandatory or sinking fund redemption, including periods, dates and prices
        -    the denominations, other currencies

        While the Mortgage requires NorthWestern to maintain the mortgaged property, it does not contain any provisions for a maintenance or sinking fund and, except as may be provided in a supplemental indenture and described in the applicable prospectus supplement, there will be no provisions for any such funds for the Mortgage Bonds.

        Mortgage Bonds may be issued as discount bonds, which may be sold at a discount below their principal amount. These Mortgage Bonds, as well as other Mortgage Bonds that are not issued at a discount below their principal amount, may be deemed to have been issued with "original issue discount" for United States federal income tax purposes. The applicable prospectus supplement will describe any special United States federal income tax considerations applicable to Mortgage Bonds issued with original issue discount, including discount bonds. In addition, the applicable prospectus supplement will describe any special United States federal income tax considerations or other restrictions or terms applicable to any series of Mortgage Bonds that is issuable in bearer form, offered exclusively to United States aliens, denominated in a currency other than United States dollars or having other special characteristics.

        Other than the security afforded by the lien of the Mortgage and the restrictions on the issuance of additional Mortgage Bonds, there are no provisions of the Mortgage which afford the holders of the Mortgage Bonds protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving NorthWestern. See "Consolidation, Merger, Conveyance, Transfer or Lease" below.

   REDEMPTION OF THE MORTGAGE BONDS

        If the series of Mortgage Bonds being offered is subject to optional or mandatory redemption, these terms will be described in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement with respect to Mortgage Bonds redeemable at the option of the holder, Mortgage Bonds will be redeemable only upon notice by mail not less than 30 days prior to the date fixed for redemption, and, if less than all the Mortgage Bonds of a series, or any tranche thereof, are to be redeemed, the particular Mortgage Bonds to be redeemed will be selected by such method as shall be provided for the particular series or tranche, or in the absence of any such provision, by such method as the bond registrar deems fair and appropriate. (See Sections 5.03 and 5.04.)

        Any notice of redemption at the option of NorthWestern may state that the redemption will be conditioned upon receipt by the Bond Trustee, on or prior to the date fixed for redemption, of money sufficient to pay the principal of and any premium and interest on the Mortgage Bonds being redeemed. In that event, if the required amount of money has not been so received, then the notice of redemption will be of no force and effect and NorthWestern will not be required to redeem the Mortgage Bonds. (See Section 5.04.)

   SECURITY

        Except as discussed below, Mortgage Bonds issued under the Mortgage will be secured primarily by the lien of the Mortgage on NorthWestern's properties used in the generation, production, transmission or distribution of electricity or the distribution of gas in any form and for any purpose in the States of South Dakota or Nebraska, together with the properties owned by NorthWestern as of August 1, 1993 located in the States of North Dakota and Iowa (which consist principally of shared ownership interests in electric generating facilities). Unless NorthWestern otherwise elects, the lien of the Mortgage does not extend to any properties that NorthWestern acquired in the States of North Dakota and Iowa after August 1, 1993.

        The lien of the Mortgage is subject to permitted liens, including:

        - tax liens and other governmental charges which are not delinquent and which are being contested

        -    construction and materialmen's liens
        - judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, property of NorthWestern
        -    leasehold interests
        - liens on NorthWestern's pollution control and sewage and solid waste facilities
        -    other liens and encumbrances. (See Section 1.01.)

        The following, among other things, are excepted from the lien of the Mortgage:

        - cash and securities not paid to, deposited with or held by the Bond Trustee under the Mortgage
        - contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, intellectual property rights and other general intangibles
        -    permits, licenses and franchises
        -    automobiles, other vehicles, movable equipment, aircraft and vessels
        - goods, wares and merchandise held for sale in the ordinary course of business or for use by or for the benefit of NorthWestern
        - fuel, materials, supplies and other personal property consumable in the operations of NorthWestern's business
        -    computers, machinery and equipment
        - coal, ore, gas, oil, minerals and timber mined or extracted from the land
        - gas transmission lines connecting wells with main or branch trunk lines or field gathering lines connecting wells with
             main or branch trunk lines    I.electric energy, gas, steam,
             water and other products generated, produced or purchased
        -    leasehold interests
        -    books and records.  (See Granting Clauses.)

        Without the consent of the holders of any Mortgage Bonds, NorthWestern and the Bond Trustee may enter into supplemental indentures to extend the lien of the Mortgage to additional property, whether or not used in NorthWestern's electric or gas utility businesses, including property which would otherwise be excepted from the Mortgage lien. (See Section 14.01.) This additional property, so long as it would otherwise constitute "Property Additions" (as described below), would then be available as a basis for the issuance of Mortgage Bonds. See "Issuance of Additional Mortgage Bonds" below.

        The Mortgage contains provisions subjecting after-acquired property to the lien of the Mortgage. These provisions are limited in the case of consolidation or merger (whether or not NorthWestern is the surviving corporation) or sale of substantially all of NorthWestern's assets. In the event NorthWestern consolidates, merges or transfers all the Mortgaged Property as or substantially as an entirety, the Mortgage lien will only be required to extend to properties acquired by the successor corporation from NorthWestern in or as a result of the transaction, together with improvements, extensions and additions to those properties and renewals, replacements and substitutions of or for any part or parts of those properties. See Article Thirteen and "Consolidation, Merger, Conveyance, Transfer or Lease" below. In addition, after-acquired property may be subject to vendors' liens, purchase money mortgages and other liens thereon at the time of acquisition.

        The Mortgage provides that the Bond Trustee will have a lien, prior to the lien on behalf of the holders of Mortgage Bonds, upon the mortgaged property (including any money collected as proceeds of the mortgaged property), for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See
   Section 11.07.)

   ISSUANCE OF ADDITIONAL MORTGAGE BONDS

        The maximum principal amount of Mortgage Bonds which may be issued under the Mortgage is limited to $500,000,000, but NorthWestern and the Bond Trustee may enter into supplemental indentures to increase that amount without the consent of the holders of any Mortgage Bonds. (See Sections 3.01 and 14.01.) Mortgage Bonds of any series may be issued from time to time under Article Four of the Mortgage on the basis of, and in an aggregate principal amount not exceeding, the sum of the following:

             (1) 75% of the cost or fair value (whichever is less) of Property Additions which do not constitute "bonded" Property Additions, after specified deductions and additions, primarily including adjustments to offset property retirements. "Bonded" Property Additions are those that have been made the basis of the authentication and delivery of Mortgage Bonds, the release of Mortgaged Property or cash withdrawals.

             (2) The aggregate principal amount of Mortgage Bonds no longer outstanding under the Mortgage, including Mortgage Bonds deposited under any sinking or analogous funds, which have not been used for other purposes under the Mortgage and which are not to be paid, redeemed or otherwise retired by the application of funded cash.

             (3)  Any cash deposited with the Bond Trustee.

        In general, NorthWestern may not issue Mortgage Bonds unless its Adjusted Net Earnings (as described below) for 12 consecutive months within the preceding 18 months were at least one and three-fourths times the Annual Interest Requirements on all Mortgage Bonds then outstanding or applied for, and all other indebtedness secured by a lien prior to the lien of the Mortgage, except that this net earnings test does not apply if the additional Mortgage Bonds to be issued have no stated interest rate prior to maturity. NorthWestern is not required to satisfy the net earnings requirement prior to issuing Mortgage Bonds in replacement of retired Mortgage Bonds unless the stated maturity of the retired Mortgage Bonds is more than five years after the date NorthWestern proposes to replace them and the stated interest rate, if any, on the retired Mortgage Bonds immediately prior to maturity is less than the initial stated interest rate, if any, on the replacement Mortgage Bonds. (See Section 1.03 and Article Four.)

        Adjusted Net Earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest on any indebtedness and amortization of debt discount and expense; any non-recurring charge to income (including the recognition of expense or impairment due to the non-recoverability of assets or expense), whether or not recorded as a non-recurring item in NorthWestern's books of account; and any refund of revenues previously collected or accrued by NorthWestern subject to possible refund. With respect to Mortgage Bonds of a series subject to a periodic offering (such as a medium-term note program), the Bond Trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the Mortgage Bonds of the series (unless NorthWestern's order requesting the authentication and delivery of Mortgage Bonds is delivered on or after the date which is two years after the most recent net earnings certificate was delivered, in which case an updated certificate would be required to be delivered). (See Sections 1.03 and 4.01.)

        Property Additions generally include any property which is owned by NorthWestern and is subject to the lien of the Mortgage, except any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of NorthWestern. (See
   Section 1.04.)

   RELEASE OF PROPERTY

        NorthWestern may obtain the release from the lien of the Mortgage of any Mortgaged Property if the fair value of all of the Mortgaged Property (excluding the Mortgaged Property to be released but including any Mortgaged Property to be acquired by NorthWestern with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 133- % of the aggregate principal amount of Mortgage Bonds outstanding.

        The Mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain and provides for dispositions of obsolete property and grants of surrender of certain rights without any release or consent by the Bond Trustee.

        If any property released from the lien of the Mortgage continues to be owned by NorthWestern, the Mortgage will not become a lien on any improvement, extension or addition to the property or renewals, replacements or substitutions of or for any part or parts of the property. (See Article Eight.)

   WITHDRAWAL OF CASH

        Subject to certain limitations, NorthWestern may withdraw cash held by the Bond Trustee to the extent of the cost or fair value (whichever is less) of unbonded Property Additions, after deductions and additions primarily including adjustments to offset retirements. Alternatively, NorthWestern may withdraw cash held by the Bond Trustee in an amount equal to 133- % of the aggregate principal amount of Mortgage Bonds that NorthWestern would be entitled to issue on the basis of retired Mortgage Bonds (with any withdrawal being in lieu of the issuance of those bonds), or in an amount equal to 133- % of the aggregate principal amount of any outstanding Mortgage Bonds delivered to the Bond Trustee. In addition, the Bond Trustee may, upon the request of NorthWestern, use cash to purchase Mortgage Bonds (at prices not exceeding 133- % of the principal amount thereof) or to redeem or pay at stated maturity Mortgage Bonds, with any Mortgage Bonds received by the Bond Trustee pursuant to these provisions being canceled by the Bond Trustee. (See Section 8.06.) Notwithstanding the foregoing, cash deposited with the Bond Trustee as the basis for authentication and delivery of Mortgage Bonds may only be withdrawn in an amount equal to the aggregate principal amount of Mortgage Bonds NorthWestern would be entitled to issue on any basis (with any withdrawal being in lieu of the issuance of those bonds), or may, upon the request of NorthWestern, be used to purchase, redeem or pay Mortgage Bonds at prices not exceeding, in the aggregate, the principal amount thereof. (See Sections 4.05 and 7.02.)

   CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

        NorthWestern may not consolidate with or merge into any other corporation or convey, transfer or lease the Mortgaged Property as or substantially as an entirety to any person unless the transaction is on terms that will fully preserve the lien and security of the Mortgage and the rights and powers of the Bond Trustee and the holders of Mortgage Bonds, and the successor corporation or person is organized and existing under the laws of the United States of America or any state or territory thereof or the District of Columbia, and executes and delivers to the Bond Trustee a supplemental indenture. This supplemental indenture must contain an assumption by the successor corporation or person of the due and punctual payment of the principal of and any premium and interest on the Mortgage Bonds and the performance of all of the covenants of NorthWestern under the Mortgage and contains a grant, conveyance, transfer and mortgage by the successor corporation or person confirming the lien of the Mortgage on the Mortgaged Property and subjecting to the lien all property thereafter acquired which constitutes an improvement, extension or addition to the Mortgaged Property or a renewal, replacement or substitution of or for any part thereof. At the election of the successor corporation or person, the supplemental indenture may contain a provision subjecting to the lien of the Mortgage any other property then owned or thereafter acquired by the successor as it may specify. In the case of a lease of the Mortgaged Property, the lease will be made expressly subject to termination by NorthWestern or the Bond Trustee at any time during the continuance of an event of default under the Mortgage. (See Section 13.01.)

        The Mortgage does not contain provisions requiring the repurchase of the Mortgage Bonds upon the change in control of NorthWestern.

   MODIFICATION OF MORTGAGE

        Without the consent of the holders of any Mortgage Bonds, NorthWestern and the Bond Trustee may enter into one or more supplemental indentures for any of the following purposes:

        - to evidence the succession of another person to NorthWestern and the assumption by any successor of the covenants of NorthWestern in the Mortgage and in the Mortgage Bonds

        - to add one or more covenants of NorthWestern or other provisions for the benefit of all holders of Mortgage Bonds or for the benefit of the holders of, or to remain in effect only so long as there are outstanding, Mortgage Bonds of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon NorthWestern by the Mortgage

        - to correct or amplify the description of any property subject to the lien of the Mortgage, or better to assure, convey and confirm to the Bond Trustee any property subject or required to be subjected to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property

        - to convey, transfer and assign to the Bond Trustee, and to subject to the lien of the Mortgage, property of subsidiaries of NorthWestern which is or will be used for one or more of the primary purposes of NorthWestern's business

        - to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage, provided that any change, elimination or addition that adversely affects the interests of the holders of any series or tranche of Mortgage Bonds in any material respect will not become effective with respect to that series or tranche

        - to establish the form or terms of the Mortgage Bonds of any series or tranche as permitted by the Mortgage

        - to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, thereon and for the procedures for the registration, exchange, replacement and voting of bearer securities and related matters

        - to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee

        - to provide the procedures required for a noncertificated system of registration for all, or any series or tranche of, the Mortgage Bonds

        - to change any place where (1) payments on the Mortgage Bonds of any series or tranche will be made, (2) the Mortgage Bonds of any series or tranche may be surrendered for registration of transfer or for exchange or (3) notices and demands to or upon NorthWestern in respect of the Mortgage Bonds of any series or tranche and the Mortgage may be served

        - to cure any ambiguity in the Mortgage, to correct or supplement any provision which may be defective or inconsistent with any other provision in the Mortgage, or to make any other changes and additions with respect to matters and questions arising under the Mortgage, so long as such other changes or additions do not adversely affect the interests of the holders of Mortgage Bonds of any series or tranche in any material respect

        - to reflect changes in generally accepted accounting principles

        - to provide the terms and conditions of the exchange or conversion, at the option of the holders of Mortgage Bonds of any series, of those Mortgage Bonds for or into Mortgage Bonds of another series or stock or other securities of NorthWestern or any other corporation

        - to change the words "Mortgage Bonds" to "First Mortgage Bonds" in the descriptive title of all outstanding Mortgage Bonds at any time

        - to comply with the rules or regulations of any national securities exchange on which any of the Mortgage Bonds may be listed

        - to increase the aggregate principal amount of Mortgage Bonds which may be authenticated and delivered under the Mortgage

   (See Section 14.01.)

        Without limiting the generality of the foregoing, if the Trust Indenture Act is amended in such a way as to require changes to the

   Mortgage or to permit changes to, or the elimination of, provisions which the Trust Indenture Act previously required to be contained in the Mortgage, NorthWestern and the Bond Trustee may, without the consent of the holders of any Mortgage Bonds, enter into one or more supplemental indentures to evidence or effect that amendment. (See Sections 14.01.)

        Except as provided above, the Mortgage may not be amended or supplemented without bond holder approval. In most instances, the holders of not less than a majority in aggregate principal amount of the outstanding Mortgage Bonds of all series or tranches that are affected by the proposed supplemental indenture, considered as one class, is sufficient to approve a supplemental indenture. However, a supplemental indenture that does any of the following must be approved by each holder of the outstanding Mortgage Bonds that would be directly affected:

        - changes the stated maturity of the principal of, or any installment of principal of or interest on, any Mortgage Bond

        - reduces the principal amount of any Mortgage Bond or the rate of interest thereon (or the amount of any installment of interest thereon) or changes the method of calculating such rate or reduces any premium payable upon the redemption thereof, or reduces the amount of the principal of a discount bond that would be due and payable upon a declaration of acceleration of maturity or changes the coin or currency (or other property) in which any Mortgage Bond or any premium or the interest thereon is payable

        - impairs the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date)

        - permits the creation of any lien ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgaged Property or terminates the lien of the Mortgage on all or substantially all of the Mortgaged Property, or deprives a holder of the benefit of the security of the lien of the Mortgage

        - reduces the percentage in principal amount of the outstanding Mortgage Bonds of such series or tranche, the consent of the holders of which is required to enter into any supplemental indenture or to waive compliance with any provision of the Mortgage or any default thereunder and its consequences, or reduces the requirements for quorum or voting

        - modifies certain of the provisions of the Mortgage relating to supplemental indentures, waiver of certain covenants and waivers of past defaults.

   A supplemental indenture which changes or eliminates any covenant or other provision of the Mortgage which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there are outstanding, Mortgage Bonds of one or more specified series, or one or more tranches thereof, or modifies the rights of the holders of Mortgage Bonds of those series or tranches with respect to that covenant or other provision, will be deemed not to affect the rights under the Mortgage of the holders of the Mortgage Bonds of any other series or tranche. (See Section 14.02.)

   WAIVER

        The holders of at least a majority in aggregate principal amount of all Mortgage Bonds may waive NorthWestern's obligations to comply with covenants requiring it to maintain its corporate existence and properties, pay taxes and discharge liens, maintain insurance and make filings necessary to protect the security of the holders of Mortgage Bonds and the rights of the Bond Trustee, provided that the waiver occurs before the time compliance is required. The holders of at least a majority in aggregate principal amount of outstanding Mortgage Bonds of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with NorthWestern's obligation to maintain an office or agency where Mortgage Bonds of those series or tranches may be surrendered for payment, registration, transfer or exchange, and compliance with any other covenant specified in a supplemental indenture respecting those series or tranches. (See Section 6.09.)

   EVENTS OF DEFAULT

        Each of the following events constitutes an "Event of Default" under the Mortgage:

        - failure to pay interest on any Mortgage Bond within 60 days after it becomes due

        - failure to pay principal of or premium, if any, on any Mortgage Bond within 15 days after its maturity

        - failure to perform or breach of any covenant or warranty of NorthWestern in the Mortgage (other than a covenant to pay interest, principal or premium with respect to any Mortgage
             Bond) for a period of 60 days after NorthWestern receives a notice of default, subject to extension as described below

        - Specified events relating to reorganization, bankruptcy and insolvency of NorthWestern and appointment of a receiver or trustee for its property (See Section 10.01.)

        Either the Bond Trustee or the holders of at least 50% in principal amount of outstanding Mortgage Bonds may give a notice of default specifying the default or breach and requiring it to be remedied. The Bond Trustee (if it gave the notice), or the Bond Trustee and the holders of at least the same principal amount of Mortgage Bonds as gave the notice (if bondholders gave the notice) may agree to extend the 60-day period prior to its expiration and will be deemed to have agreed to an extension as long as NorthWestern has initiated and is diligently pursuing corrective action.

   REMEDIES

        If an Event of Default occurs and is continuing, then the Bond Trustee or the holders of not less than a majority in principal amount of the Mortgage Bonds then outstanding may declare the principal amount (or if the Mortgage Bonds are discount bonds, any portion of the principal amount that may be provided pursuant to the terms of the Mortgage) of all of the Mortgage Bonds, together with any premium and interest accrued thereon, to be immediately due and payable. At any time after declaration of the maturity of the Mortgage Bonds then outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money is obtained by the Bond Trustee as provided in the Mortgage, the Event or Events of Default giving rise to the declaration of acceleration will be deemed to have been waived, and the declaration rescinded and annulled, if:

        - NorthWestern has paid the Bond Trustee a sum sufficient to pay:

             -    any overdue interest on all Mortgage Bonds;

             - the principal of and any premium on any Mortgage Bonds which have become due otherwise than by declaration of acceleration and interest thereon at the rate or rates prescribed in those Mortgage Bonds; and

             - all amounts due to the Bond Trustee as compensation and reimbursement as provided in the Mortgage; and

        - any Event or Events of Default other than the non-payment of the principal of Mortgage Bonds which have become due solely by declaration of acceleration have been cured or waived as provided in the Mortgage. (See Sections 10.02 and 10.17.)

        The Mortgage provides that, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Bond Trustee has the power to take possession of, hold, operate, manage or sell the Mortgaged Property. If the

   Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the outstanding Mortgage Bonds, if not previously due, will become immediately due, together with any premium and accrued interest. (See Sections 10.03, 10.04 and 10.05.)

        If an Event of Default occurs and is continuing, the holders of a majority in principal amount of the Mortgage Bonds then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Bond Trustee or exercising any trust or power conferred on the Bond Trustee. However, the Bond Trustee need not follow any direction that conflicts with any rule of law or with the Mortgage, that could involve the Bond Trustee in personal liability in circumstances where indemnity would not, in the Bond Trustee's sole discretion, be adequate or that is unduly prejudicial to the rights of the nonassenting holders. The Bond Trustee may take any other action it deems proper which is not inconsistent with that direction. (See Section 10.16.)

        No holder of any Mortgage Bond will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (1) the holder has previously given to the Bond Trustee written notice of a continuing Event of Default, (2) the holders of not less than a majority in aggregate principal amount of the Mortgage Bonds then outstanding have made written request to the Bond Trustee to institute proceedings in respect of that Event of Default and have offered the Bond Trustee reasonable indemnity against cost and liabilities incurred in complying with such request, (3) for 60 days after receipt of notice from the holder, the Bond Trustee has failed to institute any proceeding and (4) no direction inconsistent with the holder's request has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of Mortgage Bonds then outstanding. Furthermore, no holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other holders. (See
   Section 10.11.) Notwithstanding these limitations on the right to institute a proceeding with respect to the Mortgage, each holder of a Mortgage Bond has the right, which is absolute and unconditional, to receive payment of the principal of and any premium and interest on that holder's Mortgage Bond when due and to institute suit for the enforcement of that payment, and this right to payment may not be impaired without the consent of the holder. (See Section 10.12.) The Mortgage provides that the Bond Trustee will give the holders notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless the default is cured, or waived, except that no notice to holders of an Event of Default that is subject to a 60-day cure period may be given until at least 45 days after the failure to perform or breach giving rise to the default. (See Section 11.02.) The Trust Indenture Act currently permits the Bond Trustee to withhold notice of default (except for certain payment defaults) if the Bond Trustee in good faith determines that doing so is in the interest of the holders.

        As a condition to taking action to enforce the lien of the Mortgage and to institute action on the Mortgage Bonds, the Bond Trustee may require adequate indemnity against costs, expense and liabilities to be incurred in connection therewith. (See Sections
   10.11 and 11.01.)

   DEFEASANCE

        Any Mortgage Bonds, or any portion of the principal amount of any Mortgage Bonds, will be deemed to have been paid for purposes of the Mortgage if there has been irrevocably deposited in trust with the Bond Trustee, money or Eligible Obligations (as described below), or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of and any premium and interest due and to become due on such Mortgage Bonds or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in those direct obligations or in any specific interest or principal payments due in respect thereof.

   RESIGNATION AND REMOVAL OF THE BOND TRUSTEE

        The Bond Trustee may resign at any time by giving written notice to NorthWestern. The holders of a majority in principal amount of Mortgage Bonds then outstanding may remove the Bond Trustee at any time by delivering written notice to the Trustee and NorthWestern. No resignation or removal of the Bond Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts its appointment in accordance with the requirements of the Mortgage. In addition, so long as no Event of Default or event which, after notice of lapse of time, or both, would become an Event of Default has occurred and is continuing, NorthWestern may, by resolution of its Board of Directors, appoint a successor trustee. If NorthWestern delivers to the Bond Trustee a resolution appointing a successor trustee and that successor has accepted such appointment in accordance with the terms of the Mortgage, the Bond Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Mortgage. (See Section 11.10.)

   GOVERNING LAW

        The Mortgage and the Mortgage Bonds are governed by the internal laws of the State of South Dakota.

   CONCERNING THE BOND TRUSTEE

        The Chase Manhattan Bank, the Bond Trustee under the Mortgage, has been a regular depositary of funds of NorthWestern. There are instances under the Trust Indenture Act which would require the Bond Trustee to resign, such as if an affiliate of the Bond Trustee were to act as underwriter with respect to any of the Mortgage Bonds.

   REGISTRATION AND TRANSFER

        The transfer of the Mortgage Bonds may be registered, and Mortgage Bonds may be exchanged for other Mortgage Bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the office of The Chase Manhattan Bank, as bond registrar for the Mortgage Bonds, in Brooklyn, New York. NorthWestern may change the place for registration of transfer of the Mortgage Bonds, may appoint one or more additional bond registrars (including NorthWestern) and may remove any bond registrar, all at its discretion. (See Section 6.02.) The applicable prospectus supplement will identify any new place for registration of transfer and additional bond registrar appointed, and will disclose the removal of any bond registrar effected, prior to the date of the prospectus supplement. Except as otherwise provided in the applicable prospectus supplement, no service charge will be payable for any transfer or exchange of the Mortgage Bonds, but NorthWestern may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange. NorthWestern will not be required to issue, and no bond registrar will be required to register the transfer of or to exchange, Mortgage Bonds of any series during a period of 15 days prior to giving any notice of redemption, or any Mortgage Bond selected for redemption in whole or in part, except the unredeemed portion of any Mortgage Bond being redeemed in part. (See Section 3.05.)


                       DESCRIPTION OF DEBT SECURITIES

        The debt securities may be either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities may be issued, in one or more series, from time to time under a Senior Debt Securities Indenture dated as of November 1, 1998 between NorthWestern and The Chase Manhattan Bank, as trustee. The Subordinated Debt Securities may be issued, in one or more series, from time to time under a Subordinated Debt Securities Indenture dated as of August 1, 1995 between NorthWestern and The Chase Manhattan Bank (as successor to The Chase Manhattan Bank, N.A.), as trustee. In this prospectus we refer to the indenture for the Senior Debt Securities as the Senior Indenture," the indenture for the Subordinated Debt Securities as the "Subordinated Indenture" and the two indentures together as the "Indentures." The Chase Manhattan Bank, as trustee under the Indentures will act as indenture trustee for the purposes of the Trust Indenture Act. Copies of the Indentures have been filed as exhibits to the registration statement of which this prospectus forms a part.

        The following summary of the Indentures is not complete and is subject to, and qualified in its entirety by the provisions of the

   Indentures. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings given them in the applicable Indenture. References to article and section numbers in this description of the debt securities, unless otherwise indicated, are references to article and section numbers of each Indenture.


   GENERAL

        The Indentures do not limit the amount of Senior Debt Securities or Subordinated Debt Securities that may be issued. The Indentures provide for the issuance of Senior Debt Securities any Subordinated Debt Securities from time to time in one or more series. As of June 30, 1999, $105 million principal amount of Senior Debt Securities were outstanding under the Senior Indenture and $32.5 million principal amount of Subordinated Debt Securities were outstanding under the Subordinated Indenture. Any debt securities that NorthWestern may offer will be direct, unsecured obligations of NorthWestern. The Senior Debt Securities will rank on a parity with all other unsecured and unsubordinated indebtedness of NorthWestern, and the Subordinated Debt Securities will be subordinate and junior in right of payment to other indebtedness of NorthWestern to the extent set forth in the terms of that particular series of Subordinated Debt Securities. The terms of each series of debt securities may be established in a supplemental indenture or in resolutions of NorthWestern's Board of Directors or a committee of the board.

        If NorthWestern uses this prospectus to offer debt securities, an accompanying prospectus supplement will describe the following terms of the debt securities being offered:

        -    the title
        -    any limit on the aggregate principal amount
        - the percentage of the principal amount at which they will be issued and the portion of the principal amount payable upon acceleration of maturity (or the method by which that portion will be determined)
        -    the principal repayment dates
        - the rights, if any, to defer payments of interest by extending the interest payment period, and the duration of any extensions
        -    the subordination terms (in the case of Subordinated Debt
             Securities)
        -    the interest rates and the date interest begins to accrue
             (or the method of determining them)     II.the interest
             payment dates, the regular record dates for any interest payment dates and the basis on which interest will be calculated
        - the terms and conditions of any mandatory or optional sinking fund redemption, including the dates on which, and the price or prices at which, securities will be redeemed

        - the terms and conditions of any optional redemption, including the date after which, and the price or prices at which, securities may be redeemed III.the denominations, other currencies
        - any deletions from, modifications of or additions to the events of default or covenants of NorthWestern

        Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $25 or any integral multiple thereof. No service charge will be payable for any transfer or exchange of the debt securities, but NorthWestern may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange.

        Unless otherwise indicated in the applicable prospectus supplement, the principal of, and any premium or interest on, the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the indenture trustee in New York City. However, at the option of NorthWestern, payment of interest may be made by check mailed to the address of the person entitled to receive payment as that person's address appears in the security register.

        Debt securities may be issued as discount securities, which may be sold at a discount below their principal amount. These debt securities, as well as other debt securities that are not issued at a discount below their principal amount, may be deemed to have been issued with "original issue discount" for United States Federal income tax purposes. The applicable prospectus supplement will describe any special United States federal income tax considerations applicable to debt securities. In addition, the applicable prospectus supplement will describe any special United States federal income tax considerations or other restrictions or terms applicable to any series of debt securities that is issuable in bearer form, offered exclusively to United States aliens, denominated in a currency other than United States dollars or having other special characteristics.

        The Indentures do not contain any provisions that may afford the holders of Debt Securities protection in the event of a highly leveraged transaction or other transaction involving NorthWestern.
   The Indentures also do not contain any provisions that would limit the ability of NorthWestern to incur indebtedness or to declare or pay dividends on its capital stock.

   SUBORDINATION

        Debt securities that are Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of NorthWestern to the extent set forth in the applicable prospectus supplement. (See Section 301.)

   OPTION TO EXTEND INTEREST PAYMENT PERIOD

        If provided in the applicable prospectus supplement, NorthWestern will have the right under the Subordinated Indenture to defer payments of interest on the Subordinated Debt Securities from time to time by extending the applicable interest payment period for a specified period. We refer to any period in which NorthWestern extends the applicable interest payment period as an "Extension Period." During an Extension Period, interest will continue to accrue on the Subordinated Debt Securities and will be compounded quarterly, and, as a result, distributions will continue to accumulate at the rate specified in the applicable prospectus supplement. During an Extension Period, NorthWestern may not declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock. During an Extension Period, NorthWestern may not make any payment on or repurchase or redeem any of its debt securities that rank on a parity with or junior in interest to the Subordinated Debt Securities. The foregoing restrictions, however, do not apply to the following:

        - the repurchase, redemption or other acquisition of shares made in connection with:

             - an employment contract, benefit plan or other similar arrangement with or for the benefit of any employees, officers, directors or consultants

             - a dividend reinvestment or stockholder stock purchase plan

             - the issuance of capital stock of NorthWestern (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the Extension Period

        - the exchange, redemption or conversion of any class or series of capital stock or any capital stock or indebtedness for any other class or series of capital stock

        - the purchase of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged

        - the declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant to any stockholder's rights plan

        - the declaration of a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to that stock

        - the payments under a guarantee by NorthWestern with respect to any securities of any of its subsidiaries, provided the proceeds from the issuance of those securities were used to purchase Subordinated Debt Securities

   ADDITIONAL SUMS

        If, at any time the Subordinated Debt Securities are held by a Trust, that Trust becomes subject to tax as a result of a Tax Event, NorthWestern will pay additional sums on the Subordinated Debt Securities held by the Trust as necessary so that the distributions paid by the Trust on its Trust Securities will not be reduced as a result of the taxes to which the Trust has become subject as a result of the Tax Event. For a description of "Tax Event,"see "Description of the Trust's Trust Securities - Redemption or Exchange - Tax Event or Investment Company Event Redemption."

   OPTION TO ACCELERATE MATURITY DATE

        If, at any time the Subordinated Debt Securities are held by a Trust, NorthWestern is not able to deduct the interest payable on the Subordinated Debt Securities as a result of a Tax Event, then NorthWestern will have the right to accelerate the stated maturity of the Subordinated Debt Securities to the minimum extent required so that interest on the Subordinated Debt Securities will be deductible for United States federal income tax purposes. However, the resulting maturity of the Subordinated Debentures may not be less than 15 years from the date of the original issuance. Moreover, NorthWestern may not accelerate the stated maturity unless it has received an opinion of counsel to the effect that (1) following acceleration, interest paid on the Subordinated Debt Securities will be deductible for United States federal income tax purposes and (2) the holders of Preferred Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of this acceleration and will be subject to United States federal income tax in the same amount, in the same manner and at the same times as would have been the case if acceleration had not occurred.

   COVENANTS WHEN SUBORDINATED DEBT SECURITIES ARE ISSUED TO A TRUST

        At any time that Subordinated Debt Securities are held by a Trust, if there occurs any event that would constitute an Event of Default under the Subordinated Indenture, or if NorthWestern is in default with respect to its payment of any obligations under the related Guarantee, then NorthWestern will be subject to the same restrictions on paying dividends and making other payments with respect to any of its capital stock or debt securities as if it had given notice of its election to defer payments of interest on any
   Subordinated Debt Securities.   (See Section 1009 of the Subordinated
   Indenture.) For a description of these restrictions, and the exceptions to the restrictions, see "--Option to Extend Interest Payment Period."

        If Subordinated Debt Securities are issued to a Trust, for as long as the Trust's securities remain outstanding, NorthWestern will covenant to maintain direct or indirect ownership of 100% of the common securities of the Trust; provided that any permitted successor of NorthWestern under the Subordinated Indenture may succeed to NorthWestern's ownership of the common securities. NorthWestern will also covenant to use its reasonable efforts to cause the Trust to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of the securities in liquidation of the Trust, the redemption of all of the securities of the Trust, or mergers or consolidations, each as permitted by the applicable trust declaration, and otherwise to continue to be classified as a grantor trust for United States federal income tax purposes. (See Section 1010 of the Subordinated Indenture.)

   CONSOLIDATION, MERGER AND SALE

        NorthWestern may not merge or consolidate with any other corporation, or sell all or substantially all of its assets to any entity, unless that corporation or entity is organized under the laws of the United States or any state thereof and assumes NorthWestern's obligations under each Indenture and, after giving effect to the transaction, NorthWestern is not in default under either Indenture.
   In addition, NorthWestern will deliver to the indenture trustee an officer's certificate and an opinion of counsel to the effect that the transaction complies with each Indenture. (See Section 801.)

   MODIFICATION OF INDENTURES

        NorthWestern and the indenture trustee may modify or amend either Indenture, without the consent of the holders of any debt securities, for any of the following purposes:

        - to evidence the succession of another person as obligor under the Indenture
        -    to add to NorthWestern's covenants
        -    to add events of default
        - to change or eliminate any provisions of the Indenture (so long as there are no outstanding debt securities entitled to the benefit of the provision)
        - to establish the form or terms of debt securities of any series
        -    to secure the debt securities
        - to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under the Indenture by more than one indenture trustee
        - to prohibit the authentication and delivery of additional series of debt securities, or to cure any ambiguity, defect or inconsistency in the Indenture (so long as the action does not adversely affect the interest of the holders of any outstanding debt securities)

   (See Section 901.)

        Except as provided above, the consent of the holders of a majority in principal amount of all outstanding Senior Debt Securities or Subordinated Debt Securities, as the case may be, considering all affected series as one class, will be required to modify or amend the applicable Indenture. However, any modification or amendment that would do any of the following will require the consent of the holder of each affected debt security:

        - change the stated maturity of the principal of or any premium on any debt security
        - reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any debt security
        -    change the redemption provisions of any debt security
        - change any obligation of NorthWestern to pay additional amounts in respect of any debt security
        - reduce the principal amount of a discount security that would be payable upon acceleration of its maturity
        -    adversely affect any holder's right of repayment
        - change the place or currency of payment of principal of, or any premium or interest on, any debt security
        - impair a holder's right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date or repayment date
        - reduce the percentage of holders of debt securities necessary to modify or amend the Indenture or to consent to any waiver under the Indenture
        -    reduce the requirements for voting described below
        -    modify any change of control provisions
        - modify these requirements or reduce the percentage of holders of debt securities necessary to waive any past default

   (See Section 902.)

   EVENTS OF DEFAULT

        Each Indenture provides, with respect to any outstanding series of debt securities, that any of the following events constitutes an "Event of Default":

        - default in the payment of any interest upon any debt security that becomes due and payable and continues for 30 days (10 days in the case of Subordinated Debt Securities issued to a Trust)
        - default in the payment of the principal of or any premium on any debt security when due
        -    default in the deposit of any sinking fund payment when due
        - default in the performance or breach of any covenant or agreement in the Indenture for 60 days after written notice to NorthWestern from the indenture trustee or from the holders of at least 25% of the outstanding debt securities of that series
        - certain events of bankruptcy, insolvency or reorganization of NorthWestern

   In the case of Subordinated Debt Securities issued to a Trust, Events of Default also include the voluntary or involuntary dissolution, winding-up or termination of the Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of trust securities in liquidation of the Trust, the redemption of all of the trust securities of such Trust, or mergers or consolidations, each as permitted by the trust declaration. NorthWestern is required to file annually with the indenture trustee an officer's certificate showing NorthWestern's compliance with all conditions and covenants under each Indenture. The indenture trustee may withhold notice to the holders of debt securities of any default, other than a default in a payment with respect to the debt securities, if it considers it in the interest of the holders to do so. (See Section 501.)

        If an Event of Default involving certain events of bankruptcy, insolvency or reorganization of NorthWestern occurs, then the principal of all the applicable debt securities, including accrued and unpaid interest, will automatically be due and payable. If any other type of Event of Default occurs with respect to debt securities of a particular series, the indenture trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the debt securities due and payable immediately. (See Section 502.)

        If an Event of Default occurs, the indenture trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities, unless the holders offer to the indenture trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in complying with a request. The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the applicable Indenture, or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. The indenture trustee may refuse to follow directions in conflict with law or the Indenture, that expose the Indenture trustee to personal liability or that are unduly prejudicial to other holders. (See Section 512.)

        The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable Indenture and its consequences, except a default in respect of a payment on any debt security of that series or a default in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected debt security.
   (See Section 513.)

        If an Event of Default occurs with respect to Subordinated Debt Securities issued to a Trust, that Trust's Property Trustee will have the right to declare the principal of and all interest and other payments on those Subordinated Debt Securities to be immediately due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debt Securities. The holders of the Trust's Preferred Securities have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debt Securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Declaration." If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of Preferred Securities has made a written request, the holder of Preferred Securities may institute a legal proceeding directly against NorthWestern to enforce the Property Trustee's rights under the Subordinated Indenture without first bringing an action against the Property Trustee. In addition, if an Event of Default under the Subordinated Indenture has occurred and is continuing and is attributable to the failure of NorthWestern to pay interest or principal on the Subordinated Debt Securities held by a Trust, then a holder of that Trust's Preferred Securities may institute a proceeding directly against NorthWestern to enforce payment to him or her of the principal and interest on Subordinated Debt Securities having an aggregate principal amount equal to the aggregate liquidation amount of his or her Preferred Securities.

   DEFEASANCE

        Each Indenture provides that, unless a series of debt securities provides otherwise, NorthWestern may defease and be discharged from all obligations with respect to any series of debt securities ("defeasance") or be released from its obligations with respect to any series of debt securities or any other covenant so that its failure to comply with these obligations will not constitute a default or an event of default ("covenant defeasance"). NorthWestern may effect a defeasance or covenant defeasance by irrevocably depositing in trust with the indenture trustee money, in the currency in which the series of debt securities is payable, or Government Obligations (as described below), or a combination of money and Government Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, these debt securities. NorthWestern does not have the right to effect defeasance with respect to any series of Subordinated Debt Securities issued to a Trust. (See Sections 1401, 1402 and 1403.)

        NorthWestern may not effect defeasance or covenant defeasance unless NorthWestern delivers to the indenture trustee an opinion of counsel to the effect that the holders of the affected debt securities
   (1) will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and (2) will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times if defeasance or covenant defeasance had not occurred. (See Section 1404.)

        "Government Obligations" means securities that are direct obligations of the government that issued the currency in which the debt securities are payable, or obligations of an entity controlled or supervised by and acting as an agency or instrumentality of the government that issued the currency in which the debt securities are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer. Depository receipts issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of a Government Obligation held by a custodian for the account of the holder of a depository receipt also constitute "Government Obligations." (See Section 101.)

        The prospectus supplement relating to any series of debt securities being offered may further describe any provisions permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to those debt securities.

   GOVERNING LAW

        The Indentures and the debt securities are governed by the internal laws of the State of New York. (See Section 112.)

   INFORMATION CONCERNING THE INDENTURE TRUSTEE

        Prior to default, the indenture trustee undertakes to perform only those duties specifically set forth in the Indentures. After default, the indenture trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The indenture trustee is under no obligation to exercise any of the powers vested in it by either Indenture at the request of any holder of debt securities unless the holder offers the indenture trustee a reasonable indemnity against the costs, expenses and liabilities that might be incurred by the indenture trustee. The indenture trustee is not required to expend its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (See Section 601.)

   REGISTRATION AND TRANSFER

        The debt securities will be issued as registered securities and will be in certificated form or will be represented by global securities as described below under "Book-Entry Issuance." Unless otherwise described in the applicable prospectus supplement, registered Senior Debt Securities will be issued in denominations of $1,000 and integral multiples of $1,000, and registered Subordinated Debt Securities will be issued in denominations of $25. (See Section 302.)

        A holder may exchange registered debt securities for other registered debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. A holder may present registered debt securities, duly endorsed or accompanied by a written instrument of transfer, for registration of transfer at the indenture trustee's corporate trust office in New York City or at the office of any transfer agent identified in any prospectus supplement. No service charge will be made for any transfer or exchange of debt securities, but NorthWestern may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (See
   Section 305.)

        In the event of any redemption of any series of debt securities, NorthWestern will not be required to issue, register the transfer of or exchange any debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption. Furthermore, NorthWestern will not be required to register the transfer of or exchange any debt securities that have been surrendered for repayment at the option of the holder or called for redemption, except any portion not being repaid or redeemed. (See Section 305.)





   MISCELLANEOUS

        NorthWestern will have the right at all times to assign any of its rights or obligations under either Indenture to a direct or indirect wholly owned subsidiary as long as NorthWestern remains liable for all of its obligations. Subject to NorthWestern's right, each Indenture will be binding upon and inure to the benefit of the parties to the Indenture and their respective successors and assigns. Each Indenture provides that it may not otherwise be assigned. (See
   Section 803.)

             DESCRIPTION OF PREFERRED STOCK AND PREFERENCE STOCK

        NorthWestern's charter authorizes three classes of capital stock: cumulative preferred stock, preference stock and common stock. In this prospectus we refer to the preferred stock and the preference stock together as the "Priority Stock". The description of the general terms of the Priority Stock which follows is not complete and is subject to, and qualified in its entirety by, the provisions of the charter and the certificate of designations relating to each series of Priority Stock that may be offered. A copy of NorthWestern's charter has been filed as an exhibit to the registration statement of which this prospectus forms a part. Copies of the certificates of designations relating to any Priority Stock that may be offered will be filed as an exhibit to or incorporated by reference in the registration statement at or prior to the time that Priority Stock is issued.

   GENERAL

        The charter authorizes 1,000,000 shares of preferred stock, par value $100 per share, and 1,000,000 shares of preference stock, par value $50 per share. The preference stock is junior to the preferred stock but senior to the common stock. As of June 30, 1999, NorthWestern had outstanding 26,000 shares of 4-1/2% Series Cumulative Preferred Stock, 11,500 shares of 6-1/2% Series Cumulative Preferred Stock, and no shares of preference stock.

        NorthWestern may issue Priority Stock in one or more series, without stockholder approval. Subject to limitations prescribed by law and the charter, the Board of Directors of NorthWestern is authorized to determine the voting power (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions for each series of Priority Stock and to fix the number of shares of each such series. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of Priority Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of common stock or other series of Priority Stock or that could have the effect of delaying, deferring or preventing a change in control of NorthWestern. See "Description of Common Stock -- Certain Effects of Authorized but Unissued Stock."

        If NorthWestern uses this prospectus to offer any Priority Stock, an accompanying prospectus supplement will describe the following terms of the Priority Stock being offered:

        - the designation and stated value per share and the number of shares offered
        -    the amount of liquidation preference per share
        -    the initial public offering price

        - the dividend rate (or method of calculation), the dates on which dividends will be payable and the dates from which dividends will accrue
        -    any redemption or sinking fund provisions
        -    any conversion or exchange rights
        - any additional voting, dividend, redemption, liquidation, sinking fund and other rights, preferences, privileges, limitations and restrictions.

        When issued and paid for, the Priority Stock will be fully paid and nonassessable. The holders of Priority Stock will not have any preemptive rights. The applicable prospectus supplement will describe any special United States federal income tax consequences relating to the purchase and ownership of the Priority Stock.

        The Priority Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the applicable prospectus supplement.

   RANK

        With respect to dividend rights and rights upon the liquidation, dissolution or winding up of NorthWestern, each share of preferred stock will rank on a parity with each other share of preferred stock, irrespective of series, and will rank prior to the common stock and the preference stock and any other class or series of capital stock that NorthWestern may authorize over which the preferred stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of NorthWestern. With respect to dividend rights and rights upon the liquidation, dissolution or winding up of NorthWestern, each share of preference stock will rank on a parity with each other share of preference stock, irrespective of series, and will rank junior to the preferred stock but prior to the common stock and any other class or series of capital stock that NorthWestern may authorize over which the preference stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of NorthWestern.

        The Priority Stock will be junior to all of NorthWestern's outstanding debt. Each series of Priority Stock will be subject to creation of preferred or preference stock ranking senior to, on a parity with or junior to that series of Priority Stock to the extent not expressly prohibited by NorthWestern's charter.

   DIVIDEND RIGHTS

        If NorthWestern's Board of Directors declares a cash dividend out of funds legally available for payment, the holders of the Priority Stock will be paid quarterly on the first day of March, June, September and December in each year at the rates per share per annum set forth in the applicable prospectus supplement. Such rates may be fixed or variable or both. Each declared dividend will be payable to holders of record as they appear at the close of business on the stock books of NorthWestern on the applicable record dates determined by the Board of Directors. The record dates may not be more than 60 calendar days prior to the corresponding payment dates.

        Dividends on the Priority Stock will be cumulative. NorthWestern may not declare, pay or set apart for payment any dividend on any series of preferred stock or preference stock for any dividend period unless it has already paid or is then paying full cumulative dividends for all dividend periods terminating on or prior to the end of that dividend period. When dividends are not paid in full on all shares of preferred stock or preference stock, any dividend payments (including any accruals) on that class of Priority Stock will be paid to the holders of the shares of that class of Priority Stock in proportion to the respective sums which they would receive if all dividends accrued to the date of payment were declared and paid in full. Accruals of dividends will not bear interest. As long as any shares of preferred stock or preference stock are outstanding, NorthWestern may not pay or declare any dividends, whether in cash or property, nor make any distribution, on any class of stock ranking subordinate to that class. Neither NorthWestern nor any of its subsidiaries may purchase or redeem any shares of stock ranking subordinate to the preferred stock or preference stock, unless all dividends on that class of Priority Stock for all past quarterly dividend periods have been paid or declared and a sum sufficient for payment set apart. These provisions will not, however, apply to a dividend payable solely in shares of any stock ranking subordinate to the relevant class of Priority Stock or to the acquisition of shares of any stock ranking subordinate to that class of Priority Stock in exchange solely for shares of any other stock ranking subordinate to that class.

   LIQUIDATION RIGHTS

        If NorthWestern liquidates, dissolves or winds up, or reduces its capital and distributes of assets to its shareholders, the holders of the Priority Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of common stock or any other security ranking junior to the Priority Stock, to receive an amount per share determined by the Board of Directors and set forth in the applicable prospectus supplement plus accrued and unpaid dividends to the distribution or payment date (whether or not earned or declared). No payments will be made with respect to the preference stock until the full liquidation rights of the preferred stock have been satisfied. In the event that the assets available for distribution with respect to a class of Priority Stock are not sufficient to satisfy the full liquidation rights of all the outstanding shares of that class, then the assets will be distributed to the holders of shares of that class, in proportion to the full amounts to which they would otherwise be entitled. After payment of the full amount of the liquidation preference, the holders of Priority Stock will not be entitled to participate in any further distribution of assets by NorthWestern. The consolidation, merger, reorganization or sale of all or any part of the assets of NorthWestern will not be treated as a liquidation, dissolution or winding up for purposes of this provision.

   REDEMPTION

        If so provided in the applicable prospectus supplement, NorthWestern, by action of the board of directors, may redeem the Priority Stock at the redemption price set forth in the applicable prospectus supplement, plus accrued but unpaid dividends. From and after the date of redemption, all dividends on the Priority Stock called for redemption will cease to accrue, and the holders of that Priority Stock will have no further rights, other than the right to receive the redemption price.

   VOTING RIGHTS

        At any time dividends in an amount equal to four quarterly dividend payments on the preferred stock of any series, whether or not consecutive, are unpaid in whole or in part, holders of the preferred stock will have the right to a separate class vote to elect the smallest number of directors necessary to constitute a majority of NorthWestern's board of directors at the next annual meeting of stockholders. This right will continue until all arrearages in dividends have been declared and paid, at which time the rights of the holders of the preferred stock to elect directors will cease, and the terms of the directors elected by the holders of the preferred stock will terminate. In such event, the holders of the common stock, voting as a class, are entitled to elect the remaining directors, subject to the rights of the holders of the preference stock if there is a similar dividend arrearage on the preference stock. While the holders of the preferred stock are entitled to elect a majority of the board of directors, payment of dividends on the preferred stock may not be unreasonably withheld if the financial condition of NorthWestern permits their payment.

        At any time dividends in an amount equal to four quarterly dividend payments on the preference stock of any series, whether or not consecutive, are unpaid in whole or in part, holders of the preference stock will have the right to a separate class vote to elect two members of the Board of Directors at the next annual meeting of stockholders. This right will continue until all arrearages in dividends have been declared and paid, at which time the rights of the holders of the preference stock to elect directors will cease and the terms of the two directors will terminate.

        Without the affirmative vote of the holders of two-thirds of the shares of a class of Priority Stock, voting separately as a class without respect to series, NorthWestern may not amend its charter to authorize any capital stock (which, in the case of the preference stock, includes any increase in the number of authorized shares of preferred stock), or any security or obligation convertible into any other capital stock, ranking prior in any respect to the preferred stock or the preference stock, as the case may be. In addition, without a two-thirds vote, NorthWestern may not change, by charter amendment or otherwise, the terms and provisions of any class of Priority Stock so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the outstanding shares of that class or their holders. However, if any amendment affects adversely the relative rights, preferences, qualifications, limitations or restrictions of less than all series of a class of Priority Stock, then only the affirmative vote of the holders of two-thirds of the shares of each series so affected is necessary. Furthermore, with respect to the preferred stock, NorthWestern may not, without a two-thirds vote, issue any shares of preferred stock or shares of any stock ranking on a parity with the preferred stock as to dividends or liquidation rights, or any securities convertible into shares of preferred stock or stock ranking on a parity with the preferred stock as to dividend or liquidation rights, unless the common stock equity (as defined in the charter) is not less than the aggregate par value of all shares of preferred stock and stock ranking prior to or on a parity with the preferred stock to be outstanding after the proposed issuance.

        Without the affirmative vote of the holders of at least a majority of the shares of each class of Priority Stock at the time outstanding (or, if required by law, without the affirmative vote of holders of at least a majority of each series of each class of Priority Stock at the time outstanding), NorthWestern may not merge, consolidate or sell all or substantially all of its assets.

        The holders of Priority Stock are entitled to one vote per share on each matter submitted for their vote, except that any class vote for the election of directors is subject to cumulative voting rights. In those instances, each holder is entitled to a number of votes equal to the number of shares he or she owns multiplied by the number of directors to be elected by the holders of that class of Priority Stock.

        None of the these voting requirements will apply if at the time provision has been made for the redemption of the outstanding Priority Stock.

        Except as described above or as required by law, the holders of any Priority Stock that may be offered will not be entitled to any voting rights unless provided for in the applicable certificate of designations and described in the applicable prospectus supplement.

   NO OTHER RIGHTS

        Any Priority Stock that may be offered will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, NorthWestern's charter and the applicable certificate of designations or as otherwise required by law.

   TRANSFER AGENT AND REGISTRAR

        The transfer agent and the registrar for any Priority Stock that may be offered will be described in the applicable prospectus supplement.

                         DESCRIPTION OF COMMON STOCK

        The following is a description of the common stock. This description is not complete and is subject to, and qualified in its entirety by, reference to the charter and the fights agreement governing NorthWestern's Shareholder Rights Plan. Copies of the charter and rights agreement have been filed as exhibits to the registration statement of which this prospectus forms a part.

   GENERAL

        NorthWestern is authorized to issue up to 50,000,000 shares of common stock, par value $1.75 per share. As of June 30, 1999, there were 23,108,123 shares of common stock outstanding held by approximately 10,000 stockholders of record. Subject to the limitations described below and the prior rights of any outstanding preferred stock and preference stock, the common stock is entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor. Holders of common stock are entitled to one vote per share. There is no provision for cumulative voting or preemptive rights. The holders of preferred stock and the holders of preference stock are each entitled to elect a certain number of directors in the event of a default in the payment of four quarterly dividends on any series of stock of that class and have voting rights with respect to charter amendments adversely affecting their rights, mergers, consolidations and dispositions of substantially all NorthWestern's assets. See "Description of Preferred Stock and Preference Stock." Upon any liquidation, voluntary or involuntary, of NorthWestern, holders of common stock are entitled to all the assets of NorthWestern after payment of NorthWestern's liabilities and satisfaction of the liquidation preferences of any outstanding preferred stock and preference stock. The outstanding shares of common stock are, and, when issued and paid for, any shares of common stock offered will be, fully paid and nonassessable.

        The common stock is listed on the New York Stock Exchange. The transfer agents and registrars for the common stock are Norwest Bank Minnesota, N.A. and NorthWestern.

   LIMITATIONS ON DIVIDENDS

        NorthWestern may not declare or pay cash dividends on the common stock unless full dividends on all shares of preferred stock and preference stock then outstanding for the current and all past quarterly dividend periods have been paid or provided for. Also, NorthWestern may not pay cash dividends on the common stock unless it has complied with all sinking fund requirements for the preferred stock and preference stock.

   RIGHTS

        NorthWestern has a Stockholder Rights Plan, which it first adopted in 1996, pursuant to which each share of common stock has associated with it one common stock purchase right. Each right, when exercisable, entitles the registered holder to purchase from NorthWestern one share of common stock at a price of $50 per share (as adjusted for the two-for-one stock split in May 1997), subject to further adjustments. The rights are evidenced by the common stock certificates and may not be exercised or transferred separately from the common stock until ten days after a person or group acquires, or announces a tender offer which would result in its acquiring, beneficial ownership of securities having 15% or more of the voting power of all outstanding voting securities of NorthWestern.

        In the event that a person or group acquires 15% or more or NorthWestern's voting power, or if NorthWestern merges or engages in certain self-dealing transactions with a 15% or more stockholder, each right will entitle the holder (other than the 15% or more stockholder) to purchase a number of shares of common stock of NorthWestern or, if NorthWestern is not the surviving corporation, of the surviving corporation, having a market value of two times the exercise price of the Right.

        The rights do not have voting rights and are redeemable at NorthWestern's option at a price of $.005 per right at any time before they become exercisable. Unless earlier redeemed, the rights will expire on December 10, 2006.

   RESTRICTIONS ON CHANGE OF CONTROL

        NorthWestern's charter contains several provisions which will make it difficult for any party to obtain control of NorthWestern through transactions not approved by the Board of Directors of NorthWestern. These include the following:

        - The Board of Directors is divided into three classes, only one of which stands for election each year for a three year term of office. As a result, it would take two successive annual elections for a party or group acquiring control to replace a majority of the incumbent directors.

        - Directors may not be removed from office before their terms expire except for cause.

        - A "business combination" between NorthWestern and any person or entity which owns 10% or more of the outstanding common stock, or an affiliate of such a person or entity, requires the approval of the holders of at least 75% of the outstanding common stock, unless certain "fair price" and other financial and procedural conditions are satisfied, as well as the approval of a majority of continuing directors.

        - Amending these charter provisions requires the approval of the holders of at least 75% of the outstanding shares of the oustanding common stock.

        In addition, NorthWestern is subject to the "business combination" statute of the Delaware General Corporation Law (Section
   203). In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) the transaction is approved by the board of directors prior to the date the person becomes an interested stockholder, (2) upon consummation of the transaction in which the person becomes an interested stockholder, the interested stockholder beneficially owned at least 85% of the outstanding shares of the corporation's voting stock which is not owned by directors, officers and company-controlled employee stock plans, or (3) the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. "Business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with its affiliated parties, owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock.

        The overall effect of the above provisions may be to render more difficult or to discourage a merger, tender offer or proxy contest, the assumption of control of NorthWestern by a holder of a large block of NorthWestern's stock or other person, or the removal of incumbent management, even if such actions may be beneficial to NorthWestern's stockholders generally.

   CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

        NorthWestern may issue shares of common stock, preferred stock and preference stock without additional stockholder approval and may utilize the shares for a variety of corporate purposes, including to raise additional capital or to facilitate corporate acquisitions. Issuing preferred stock or preference stock could have the effect of delaying or preventing a change in control of NorthWestern. Issuing preferred stock or preference stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, issuing shares could decrease the market price of the common stock.

        Having authorized but unissued and unreserved common stock, preferred stock or preference stock may enable the board to issue shares to persons friendly to current management. This could render more difficult or discourage an attempt to obtain control of NorthWestern by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of NorthWestern.

   LIMITATION OF DIRECTOR LIABILITY

        NorthWestern's charter contains a provision that limits the liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. This limitation does not, however, affect the liability of a director for any breach of the director's duty of loyalty to NorthWestern or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful dividend payments or stock redemptions or purchases or for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate the rights of NorthWestern and its stockholders (through stockholders' derivative suits on behalf of NorthWestern) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. This provision does not limit or eliminate the rights of NorthWestern or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care.

               DESCRIPTION OF THE TRUSTS' PREFERRED SECURITIES

        Each Trust's trust declaration authorizes it to issue one class of Preferred Securities and one class of Common Securities. We refer to these two classes of securities collectively as that Trust's "Trust Securities." The Trust Securities will represent undivided beneficial ownership interests in the assets of the Trust. The following summaries of the Preferred Securities and the trust declaration are not complete and are qualified in their entirety by the provisions of the Trust's amended and restated trust declaration. A form of amended and restated trust declaration has been filed as an exhibit to the registration statement of which this prospectus forms a part.

        If a Trust uses this prospectus to offer its Preferred
   Securities, an accompanying prospectus supplement will describe the terms of those preferred securities, including any material United States federal income tax consequences applicable to the Preferred Securities.

   GENERAL

        Except as described below under "--Subordination of Common Securities," a Trust's Preferred Securities will rank on a parity with its Common Securities, and payments on the two classes will be made proportionately. Each Trust will use the proceeds from the sale of its Trust Securities to purchase a series of Subordinated Debt Securities from NorthWestern. The prospectus supplement describing the Trust's preferred securities will also describe the series of Subordinated Debt Securities. The Property Trustee will hold legal title to the Subordinated Debt Securities in trust for the benefit of the holders of the Trust Securities. The guarantee agreement executed by NorthWestern for the benefit of the holders of the Preferred Securities will guarantee the payment of distributions and amounts payable on redemption or liquidation of the Preferred Securities to the extent the Trust has adequate funds but will not guarantee those payments if the Trust does not have funds available to make payment. For a further discussion of the Guarantee, see "Description of the Guarantee" below.

   DISTRIBUTIONS

        Distributions on each Preferred Security will accumulate and be payable at a rate specified in the applicable prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed per 30-day month unless otherwise specified in the applicable prospectus supplement. Distributions that are in arrears will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement.

        Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance, and will be payable on the dates specified in the applicable prospectus supplement. If the date on which any distributions on the Trust Securities is to be paid is not a business day, then the distributions will be paid on the next business day, without any interest or other payment in respect of any delay. If, however, the next business day falls in the next calendar year, then payment of the distributions will be made on the business day preceding the payment date. A "business day" is any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed, or a day on which the indenture trustee, or the principal office of the Property Trustee, is closed for business.

        If provided in the applicable prospectus supplement, NorthWestern will have the right under the Indenture to defer payments of interest on the Subordinated Debt Securities from time to time by extending the applicable interest payment period for a specified period. See "Description of Debt Securities--Option to Extend Interest Payment Period." If NorthWestern exercises its right to defer interest payments on the Subordinated Debt Securities, then any payments of distributions on the Preferred Securities also would be deferred.

        We expect that the only source of revenue available for the payment of distributions to holders of the Preferred Securities will be payments made to the applicable Trust by NorthWestern under the Subordinated Debt Securities. If NorthWestern does not make interest payments on the Subordinated Debt Securities, then the Property Trustee will not have any funds available to pay distributions on the Preferred Securities. NorthWestern will guarantee the payment of distributions, but only if and to the extent a Trust has funds legally available for that purpose and cash sufficient to make the payments. For more information about the Guarantee see "Description of the Guarantees" below.

        The Property Trustee will pay distributions to the holders of the Preferred Securities as they appear on the applicable Trust's securities register on the relevant record dates. As long as the Preferred Securities are represented by one or more global securities as described in "Book-Entry Issuance" below, the record dates will be the close of business on the business day preceding each distribution payment date, unless a different regular record date is established or provided for the corresponding interest payment date on the Subordinated Debt Securities. Subject to any applicable laws and regulations and the provisions of the applicable trust declaration, unless otherwise specified in the applicable prospectus supplement, each payment will be made as described under "Book-Entry Issuance" below. If any Preferred Securities are not represented by global securities, then the record dates for the Preferred Securities will be the fifteenth business day prior to each distribution payment date.

   REDEMPTION OR EXCHANGE

        Mandatory Redemption. Unless otherwise specified in the applicable prospectus supplement, if the Subordinated Debt Securities held by a Trust are repaid or redeemed in whole or in part, either upon their maturity date or earlier, then the Property Trustee will use those proceeds to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities repaid or redeemed. The redemption price will be equal to the aggregate stated amount of the Trust Securities being redeemed, plus any accumulated and unpaid distributions on those securities up until the date of redemption, plus the amount of any premium paid by NorthWestern upon the concurrent redemption of the Subordinated Debt Securities. In the event of a partial redemption, the Trust Securities will be redeemed proportionately from all of the holders of Trust Securities. The Trust will give the holders of the

   Trust Securities at least 30 days but not more than 60 days notice of any redemption.

        TAX EVENT OR INVESTMENT COMPANY EVENT REDEMPTION. If a Tax Event or Investment Company Event (as defined below) occurs and is continuing, NorthWestern will have the right to redeem the Subordinated Debt Securities in whole (but not in part), thereby causing a mandatory redemption of the Trust Securities in whole (but not in part) at the redemption price within 90 days following the occurrence of the Tax Event or Investment Company Event. NorthWestern does not elect either to redeem the Subordinated Debt Securities or to liquidate the Trust, the Preferred Securities will remain outstanding.

        A "Tax Event" occurs when a Trust receives an opinion of counsel to NorthWestern, rendered by a law firm having a recognized national tax practice, stating that, as a result of any amendment to, change in or announced proposed change in the laws or regulations of the United States or any political subdivision or taxing authority, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying the laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date on which the Preferred Securities are issued and sold, there is more than an insubstantial risk that any of the following may occur:

        - the Trust is, or within 90 days of the date of the opinion will be, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debt Securities

        - the interest payable by NorthWestern on the Subordinated Debt Securities is not, or within 90 days of the date of the opinion will not be, deductible by NorthWestern, in whole or in part, for United States federal income tax purposes

        - the Trust is, or within 90 days of the date of the opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges

        An "Investment Company Event" occurs when a Trust receives an opinion of counsel to NorthWestern experienced in securities matters stating that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes or would become effective on or after the date of the issuance of the Preferred Securities.

        If a Trust becomes subject to tax as a result of a Tax Event, NorthWestern will pay additional sums on the Subordinated Debt Securities held by the Trust as necessary so that the distributions paid by the Trust on its Trust Securities will not be reduced as a result of the taxes to which the Trust has become subject as a result of the Tax Event.

        DISTRIBUTION OF SUBORDINATED DEBT SECURITIES. Unless otherwise specified in the applicable prospectus supplement, NorthWestern will have the right to dissolve any Trust at any time. After satisfaction of any liabilities to creditors of the Trust as provided by applicable law, NorthWestern may cause the Trust to distribute the Subordinated Debt Securities proportionately to the holders of the Trust Securities in liquidation of the Trust.

        After the date fixed for any distribution of the Subordinated Debt Securities, the Preferred Securities will no longer be deemed to be outstanding. Until they are presented for transfer or reissuance, any certificates representing the Preferred Securities will be deemed to represent Subordinated Debt Securities having a principal amount equal to the stated liquidation amount of the Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Preferred Securities.

        We make no assurance as to the market prices for the Preferred Securities or for the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities upon dissolution or liquidation of any Trust. Accordingly, the Subordinated Debt Securities that may be distributed upon dissolution or liquidation of a Trust may trade at a discount to the price at which the Preferred Securities were trading, and both may trade at less than the price that the investor paid to purchase the Preferred Securities.

   REDEMPTION PROCEDURES

        If a Trust redeems any Preferred Securities, it will be at the applicable redemption price using the proceeds received by the Trust from the contemporaneous redemption of the Subordinated Debt Securities by NorthWestern. A Trust will be able to redeem Preferred Securities and to pay the applicable redemption price only to the extent that it has funds available to pay the redemption price.

        If a Trust notifies the holders of its Preferred Securities of a redemption and the Preferred Securities to be redeemed are issued in global form, then on the applicable redemption date, the Property Trustee will deposit irrevocably with the depositary for the Preferred Securities funds sufficient to pay the applicable redemption price, to the extent it has funds available. In addition, the Property Trustee will give the depositary irrevocable instructions and authority to pay the redemption price to the beneficial owners of the Preferred Securities. If the Preferred Securities are not issued in global form, then the Property Trustee will pay the applicable redemption price to the holders of the Preferred Securities by check mailed to their addresses as they appear on the Trust's securities register on the redemption date. In addition, the Property Trustee will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the Preferred Securities upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to a redemption date for the Preferred Securities will be payable to the holders of the Preferred Securities on the record dates for those distributions. If a Trust gives notice of redemption and deposits funds as required, then upon the date of the deposit, all of the rights of the holders of the Preferred Securities to be redeemed will cease, except for the right to receive the redemption price (without interest), and the Preferred Securities will cease to be outstanding. If the redemption date is not a business day, then redemption price will be paid on the next business day (and without any interest or other payment in respect of any delay). If, however, the next business day falls in the next calendar year, then payment of the redemption price will be made on the business day preceding the redemption date.

        If any payments for the redemption of any Preferred Securities are improperly withheld or refused and not paid either by a Trust or by NorthWestern pursuant to its guarantee, then distributions on the Preferred Securities will continue to accumulate, at the then applicable rate, from the redemption date originally established by the Trust until the date upon which the redemption payments actually are paid. In that case, the actual payment date will be the date of redemption for purposes of calculating the applicable redemption price.

        Subject to the Trust's trust declaration and applicable law, NorthWestern or its affiliates may purchase at any time and from time to time outstanding Preferred Securities by tender, in the open market or by private agreement and may resell these securities.

        If less than all the Preferred Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate liquidation amount of the Preferred Securities and Common Securities to be redeemed will be allocated proportionately to the Preferred Securities and the Common Securities based upon their relative aggregate liquidation amounts. The Property Trustee will select the particular securities to be redeemed using a method it deems fair and appropriate or, if the Preferred Securities are held in book-entry form, in accordance with the depositary's customary procedures.

        The Trust will mail notice of any redemption of the Trust Securities at least 30 but not more than 60 days before the redemption date to each registered holder of Preferred Securities to be redeemed at its address appearing on the Trust's securities register. Unless NorthWestern defaults in payment of the redemption price on the Subordinated Debt Securities, on the redemption date interest will cease to accrue on the Subordinated Debt Securities called for redemption. Similarly, unless payment of the redemption price in respect of the Preferred Securities is withheld or refused and not paid either by a Trust or by NorthWestern pursuant to its guarantee, on the redemption date distributions will cease to accumulate on the Preferred Securities called for redemption.

   SUBORDINATION OF COMMON SECURITIES

        The payment of distributions on, and any payment upon redemption of, a Trust's Preferred Securities and Common Securities will be made proportionately based on their relative aggregate liquidation amounts. If, however, an Event of Default under the Subordinated Indenture (which also constitutes a "Trust Enforcement Event" under the trust declaration) has occurred and is continuing on any distribution payment date or redemption date, then the amounts payable on that date will not be made on any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of any Common Securities will be made until all accumulated and unpaid distributions or redemption payments on all of the outstanding Preferred Securities are fully paid. For a further discussion of the effects of events of default, see "Description of Debt Securities-- Events of Default." The Trusts will not issue any securities or other interests in their assets other than their Preferred Securities and Common Securities.

        If a Trust Enforcement Event under a Trust's trust declaration has occurred and is continuing with respect to the Preferred Securities, then NorthWestern, as sole holder of the Common Securities, will be deemed to have waived any right to act with respect to that event until the effect of that event on the Preferred Securities has been cured, waived or otherwise eliminated. Until then, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of NorthWestern, as holder of the Common Securities. Under these circumstances, only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf. For a further discussion of Trust Enforcement Events, see "--Trust Enforcement Events; Notice."

   DISSOLUTION OF A TRUST AND DISTRIBUTIONS UPON DISSOLUTION

        Unless otherwise specified in the applicable prospectus supplement, each Trust will automatically dissolve upon the expiration of its term or, if earlier, on the first to occur of:

        - certain events of bankruptcy, dissolution or liquidation of NorthWestern or the holder of the Common Securities

        - the written direction to the Property Trustee from NorthWestern at any time to dissolve such Trust and to distribute the Subordinated Debt Securities in exchange for the Trust Securities

        - the redemption of all of the Preferred Securities as described under "--Redemption or Exchange--Mandatory
             Redemption"

        - the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

        If a Trust dissolves prior to the redemption of all of its Preferred Securities, the Property Trustee will liquidate the Trust by first satisfying any liabilities to creditors of the Trust and then distributing the Subordinated Debt Securities to the holders of the Trust Securities. If the Property Trustee determines that it is not practical to distribute the Subordinated Debt Securities, the holders of the Trust Securities will be entitled to receive cash or other immediately available funds out of the assets of the Trust, to the extent such funds are available for distribution after satisfaction of the Trust's liabilities to any creditors. The amount of the liquidation distribution payable with respect to each Trust Security will be equal to the aggregate of the stated liquidation amount of that Trust Security plus accumulated and unpaid distributions to the date of payment. If, however, Subordinated Debt Securities are to be distributed in connection with the liquidation, then the holders of the Trust Securities will receive for each Trust Security Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Security, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the Trust Security.

        If a liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay the distribution in full, then it will be paid to the holders of the Preferred Securities and NorthWestern, as the holder of the Common Securities, proportionately based on the relative aggregate liquidation amounts of their securities. If, however, an Event of Default under the Indenture has occurred and is continuing, then the Preferred Securities will have a preference over the Common Securities with regard to any liquidation distributions.

   TRUST ENFORCEMENT EVENTS; NOTICE

        Under each Trust's trust declaration, the holders of the Trust Securities have particular rights if an Event of Default has occurred and is continuing with respect to the Subordinated Debt Securities owned by that Trust. When referring to the effect of an Event of Default under the Subordinated Indenture on the rights of a holder of Trust Securities, we call it a "Trust Enforcement Event." If a Trust Enforcement Event has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities, as described above under "--Subordination of Common Securities."

        The Property Trustee will transmit by mail, first class postage prepaid, notice of any Trust Enforcement Event to the holders of the Trust Securities within 90 days of its occurrence unless the Trust Enforcement Event has been cured. NorthWestern and the trustees of the Trust who are NorthWestern employees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust declaration, as well as any reports that may be required to be filed by them under the Trust Indenture Act.

        See "Description of Debt Securities--Events of Default" above for a discussion of the rights of a holder of Preferred Securities to enforce the Property Trustee's rights with respect to Subordinated Debt Securities and to bring an action directly against NorthWestern for payment of Subordinated Debt Securities having an aggregate principal amount equal to the aggregate liquidation amount of his or her Preferred Securities.

   REMOVAL OF TRUSTEES

        The holders of the Common Securities may remove any Trustee with or without cause at any time. The removal or resignation of a Property Trustee, however, will not be effective until a successor Trustee possessing the qualifications to act as a Property Trustee has accepted its appointment in accordance with the provisions of the Trust Declaration. If an Event of Default under an Indenture has occurred and continues, the Property Trustee may only be removed by a majority of the stated liquidation amount of the Preferred Securities.

   MERGER OR CONSOLIDATION OF TRUSTEES

        Any entity into which the Property Trustee, the Delaware Trustee or any other trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which a trustee may be a party, or any entity succeeding to all or substantially all the corporate trust business of a trustee, will be the successor of that trustee under the trust declaration, provided that the successor entity is otherwise qualified and eligible.

   MERGERS AND CONSOLIDATIONS

        A Trust may not merge or consolidate with or into, or be replaced by, or transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below or as described in "Dissolution of a Trust and Distributions Upon Dissolution." Any Trust may, without the consent of the holders of the Trust Securities or the Property Trustee, merge or consolidate with or into, or be replaced by, a trust organized as such under the laws of any state. Any merger, consolidation, replacement, transfer or lease will be subject to the following limitations:

        - If the Trust is not the successor entity, then the successor entity either must expressly assume all of the Trust's obligations with respect to the Trust Securities or substitute for the Trust Securities other securities having substantially the same terms and priority as the Trust Securities

        - NorthWestern must expressly appoint a trustee of any successor entity that has the same powers and duties as the Property Trustee has in its role as the holder of the Subordinated Debt Securities

        - The Preferred Securities or any substituted securities must be listed on any national securities exchange or other market on which the Preferred Securities are then listed

        - The merger, consolidation or replacement must not cause the Preferred Securities or any substituted securities to be downgraded by any nationally recognized statistical rating organization

        - The merger, consolidation or replacement must not adversely affect the rights, preferences and privileges of the holders of the Trust Securities or any substituted securities in any material respect (other than with respect to any dilution of the holders' interest in the new entity)

        - If the Trust is not the successor entity, then the successor entity must have a purpose substantially identical to that of the Trust

        - NorthWestern must have received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters stating that the merger, consolidation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities or any substituted securities in any material respect (other than with respect to any dilution of the holders' interest in the new entity) and that, following the merger, consolidation or replacement, neither the Trust nor any successor entity will be required to register as an investment company under the Investment Company Act
        - NorthWestern must guarantee the obligations of the successor entity under the substituted securities at least to the extent provided by its guarantee of the Preferred Securities

        Notwithstanding the foregoing, unless the holders of all of the Trust's Trust Securities consent, no Trust may merge or consolidate with or into, or be replaced by, any other entity or permit any other entity to merge or consolidate with or into, or replace, it, if the merger, consolidation or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

   VOTING RIGHTS; AMENDMENT OF TRUST DECLARATION

        The holders of the Preferred Securities will have no voting rights except as provided below and under "Description of the Guarantee--Modifications of the Guarantee; Assignment" and as otherwise required by the trust declaration, the Delaware Business Trust Act, the Trust Indenture Act and other applicable law.

        Subject to the Property Trustee obtaining a tax opinion in the circumstances described in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Declaration. This includes the right to direct the Property Trustee, as holder of the Subordinated Debt Securities, to do any of the following:

        - to exercise the remedies available under the Subordinated Indenture with respect to the Subordinated Debt Securities

        - to waive any past Event of Default that is waivable under the Subordinated Indenture

        - to exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable

   Notwithstanding the foregoing, where a consent under the Subordinated Indenture would require the consent of all holders of the Subordinated Debt Securities, the Property Trustee may not give its consent without the prior direction of all holders of the Preferred Securities. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the indenture trustee with respect to the Subordinated Debt Securities. The notice shall state that the Event of Default under the Indenture also constitutes a Trust Enforcement Event. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee may not take any of the actions described above unless it has obtained an opinion of tax counsel stating that, as a result of the action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

        If the Subordinated Indenture requires the consent of the Property Trustee, as the holder of the Subordinated Debt Securities, with respect to any amendment or modification of the Subordinated Indenture, the Property Trustee will request the direction of the holders of the Trust Securities and will vote with respect to that amendment or modification as directed by the holders of a majority in stated liquidation amount of the Trust Securities voting together as a single class. If, however, an amendment or modification under the Subordinated Indenture would require the consent of the holders of more than a majority of the Subordinated Debt Securities, then the Property Trustee may give consent only at the direction of the holders of at least the same proportion in aggregate liquidation amount of the Trust Securities. The Property Trustee will not take any action in accordance with the directions of the holders of the Trust Securities unless it has obtained an opinion of independent tax counsel to the effect that, as a result of the action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes, and that each holder of Trust Securities will be treated as owning an undivided beneficial ownership interest in the Subordinated Debt Securities.

        A waiver of an Event of Default under the Subordinated Indenture with respect to the Subordinated Debt Securities will constitute a waiver of the corresponding Trust Enforcement Event.

        Any required approval or direction of the holders of the Preferred Securities may be given at a separate meeting of holders of the Preferred Securities convened for that purpose, at a meeting of all of the holders of the Trust Securities or pursuant to written consent. The trustees will cause a notice of any meeting at which the holders of the Preferred Securities are entitled to vote to be mailed to each holder of record of Preferred Securities. Each notice will include the date of the meeting, a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote and instructions for the delivery of proxies. Preferred Securities owned by NorthWestern, the trustees or any entity directly or indirectly controlled by, or under direct or indirect common control with, NorthWestern will not be entitled to vote or consent and will, for purposes of the vote or consent, be treated as if they were not outstanding.

        No vote or consent of the holders of Preferred Securities will be required for a Trust to redeem and cancel the Preferred Securities or to distribute the Subordinated Debt Securities in accordance with its trust declaration and the terms of its Trust Securities.

        The holders of the Preferred Securities will have no rights to appoint or remove the trustees, except during the continuance of an
   Event of Default under the Subordinated Indenture.   At all other
   times, NorthWestern, as the holder of all of the Common Securities, solely will have the right to appoint, remove or replace the trustees. If an Event of Default under the Indenture has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed and replaced by the holders of a majority in liquidation amount of the Preferred Securities.

        Generally, the trust declaration may be amended without the consent of the holders of the Trust Securities, if the amendment does not have a material adverse effect on the rights, preferences or privileges of the holders of the Trust Securities. However, any amendment that affects the powers, preferences or special rights of the Trust Securities, or that results in the dissolution, winding-up or termination of any Trust (other than pursuant to its trust declaration), will not be effective without the approval of the holders of at least 66 2/3% of the stated liquidation amount of the Trust Securities. If an amendment affects only the powers, preferences or special rights of the Preferred Securities or the Common Securities, but not both, then the only required approval if that of the holders of the affected class. Any amendment that changes the amount or timing of any distribution, otherwise adversely affects the amount of any distribution required to be made in respect of the Trust Securities or restricts the rights of a holder of Trust Securities to institute a suit for the enforcement of payment of distributions requires the approval of each holder of Trust Securities.

   PAYMENT AND PAYING AGENT

        Payments in respect of the Preferred Securities issued as global securities will be made to the applicable depositary, which will credit the relevant participants' accounts on the applicable distribution payment dates. If the Preferred Securities are not issued in global form, then the payments will be made by check mailed to the address of the holder entitled thereto as it appears on the Trust's security register. Unless otherwise specified in the applicable prospectus supplement, the paying agent for the Preferred Securities initially will be the Property Trustee. The paying agent may resign upon 30 days' written notice to the Property Trustee and NorthWestern.

   REGISTRAR AND TRANSFER AGENT

        Unless otherwise specified in the applicable prospectus supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

        Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each Trust, but each Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of Preferred Securities.

   INFORMATION CONCERNING THE PROPERTY TRUSTEE

        The Property Trustee will not be liable for any action taken, suffered or omitted to be taken by it without negligence, in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Trust's trust declaration. The Property Trustee will be under no obligation to exercise any rights or powers vested in it by the trust declaration at the request or direction of any holder of Trust Securities, unless the holder provides the Property Trustee security and indemnity, reasonably satisfactory to the Property Trustee, against the costs and expenses and liabilities that might be incurred by it in complying with the request or direction.

   GOVERNING LAW

        The Trust Declaration and the Preferred Securities will be governed by, construed and interpreted in accordance with the laws of the State of Delaware.


                        DESCRIPTION OF THE GUARANTEES

        Each Guarantee will qualify as an indenture under the Trust Indenture Act, and The Wilmington Trust Company will act as "Guarantee Trustee" under each Guarantee. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the Preferred Securities of the applicable Trust. The following summary of Guarantees are not complete and are qualified in their entirety by the provisions of each Guarantee Agreement and the Trust Indenture Act. A form of Guarantee Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

   GENERAL

        To the extent set forth in each Guarantee and except to the extent paid by a Trust, NorthWestern will irrevocably and unconditionally agree to pay to the holders of the Preferred
   Securities, in full, as and when due, regardless of any defense, right of setoff or counterclaim that a Trust may have or assert, the following amounts:

        - all accumulated and unpaid distributions on the Preferred Securities, to the extent the Trust has funds available

        - the redemption price, including all accumulated and unpaid distributions to the date of redemption, with respect to the Preferred Securities upon the redemption of the Subordinated Debt Securities, if a Tax Event occurs or upon maturity of the Subordinated Debt Securities, to the extent the Trust has funds available

        - upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of the Trust Securities), the lesser of

        - the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available, and

        - the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust.

   NorthWestern may satisfy its obligation to make a payment under a Guarantee by paying the required amounts to the holders of Preferred Securities itself or by causing the applicable Trust to make the payments.

        If a Trust Enforcement Event has occurred and is continuing, the rights of holders of the Common Securities to receive payments under the applicable Guarantee will be subordinated to the rights of the holders of the Preferred Securities to receive their payments. For a more detailed explanation of the subordination of the Common Securities see "Description of the Preferred Securities--Subordination of Common Securities."

        Each Guarantee will apply only to the extent the applicable Trust has funds available to make payments with respect to the Preferred Securities. If NorthWestern does not make interest payments on the Subordinated Debt Securities owned by the Trust, the Trust will not have funds available to pay distributions on the Preferred Securities.

        Through the Guarantees, the Subordinated Debt Securities and the Subordinated Indenture, taken together, NorthWestern has fully and unconditionally guaranteed all of a Trust's obligations under its Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a full guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the trust declaration. For further information on the interrelation of these documents, see "Relationship Among the Preferred Securities, the Subordinated Debt Securities and the Guarantees."

   STATUS OF THE GUARANTEES

        Each Guarantee will constitute a guarantee of payment and not of collection. The beneficiaries of a Guarantee may institute a legal proceeding directly against NorthWestern to enforce their rights under the Guarantee without instituting a legal proceeding against anyone else.

   CERTAIN COVENANTS OF NORTHWESTERN

        NorthWestern will covenant that, as long as any Preferred Securities are outstanding, if NorthWestern has received written notice of an event of default under a Guarantee, then NorthWestern will be subject to the same restrictions on paying dividends and making other payments with respect to any of its capital stock or debt securities as if it had given notice of its election to defer payments of interest on any Subordinated Debt Securities. For a description of these restrictions, and the exceptions to the restrictions, see "Description of Debt Securities--Option to Extend Interest Payment Period."

   MODIFICATIONS OF THE GUARANTEES; ASSIGNMENT

        Except with respect to any changes that do not adversely affect the rights of holders of the Preferred Securities in any material respect (in which case no security holder approval is required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities. All guarantees and agreements contained in each Guarantee will bind the successors, assigns, receivers, trustees and representatives of NorthWestern and will inure to the benefit of the holders of the Preferred Securities then outstanding.

   EVENTS OF DEFAULT

        An event of default under a Guarantee will occur upon the failure of NorthWestern to make any payment or perform any of its other obligations required by the Guarantee.

        The holders of a majority in stated liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee after receiving a written request to do so from a holder of Preferred Securities, then the holder of Preferred Securities may institute a legal proceeding directly against NorthWestern to enforce its rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or anyone else. Notwithstanding the foregoing, if NorthWestern has failed to make a payment under the Guarantee with respect to a Trust, a holder of that Trust's Trust Securities may institute a proceeding directly against NorthWestern for enforcement of payment under the Guarantee.

        NorthWestern, as guarantor, is required to file annually with the Guarantee Trustee a certificate indicating whether or not it is in compliance with all of the conditions and obligations applicable to it under each Guarantee.

   TERMINATION

        A Guarantee will terminate:

        -    if a Tax Event occurs,

        - upon maturity of the Subordinated Debt Securities held by the Trust,

        - upon full payment of the redemption price of all of the Trust's Trust Securities,

        - upon distribution of the Subordinated Debt Securities held by the Trust to the holders of its Trust Securities or

        - upon full payment of the amounts payable in accordance with the trust declaration upon liquidation of the Trust.

        A Guarantee will continue to be effective, or will be reinstated, if any holder of Trust Securities is required to return payment of any sums paid under the Trust Securities or the Guarantee.

   INFORMATION CONCERNING THE GUARANTEE TRUSTEE

        Prior to a default with respect to a Guarantee, the Guarantee Trustee will undertake to perform only those duties specifically set forth in the Guarantee. After a default, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The Guarantee Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless the holder offers the Guarantee Trustee a reasonable indemnity against the costs, expenses and liabilities that might be incurred by the Guarantee Trustee.

   GOVERNING LAW

        Each Guarantee will be governed by the internal laws of the State of New York.


              RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
               SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

        Through the Guarantees, the Subordinated Debt Securities and the Subordinated Indenture, taken together, NorthWestern will fully and unconditionally guarantee all of a Trust's obligations under its Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a full guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the trust declaration.

   SUFFICIENCY OF PAYMENTS

        As long as payments of interest and other amounts are made when due on the Subordinated Debt Securities, the payments will be sufficient to cover distributions and other payments due on the Preferred Securities because of the following factors:

        - the aggregate principal amount of the Subordinated Debt Securities will be equal to the aggregate stated liquidation amount of the Trust Securities

        - the interest rate and the interest and other payment dates for the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities

        - NorthWestern, as issuer of the Subordinated Debt Securities, will pay all costs, expenses and other obligations of the Trust, other than payments on the Trust Securities, so that the Trust will not be obligated to pay those amounts

        - the trust declaration prohibits a Trust from engaging in any activity that is not consistent with the limited purposes of such Trust.

        If NorthWestern makes a payment under a Guarantee, it has the right to set off that amount against any payment it is otherwise required to make under the Subordinated Debt Securities.

   ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

        The trust declaration provides that if NorthWestern fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period), the holders of the Preferred Securities may direct the Property Trustee to enforce its rights under the Subordinated Indenture. For a further discussion of a Preferred Security holder's rights, see "Description of the Trusts' Preferred Securities - Voting Rights; Amendment of Trust Declaration."
   If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of Preferred Securities has made a written request, the holder of Preferred Securities may, to the fullest extent permitted by law, institute a legal proceeding directly against NorthWestern to enforce the Property Trustee's rights under the Subordinated Indenture without first bringing an action against the Property Trustee. In addition, if an Event of Default under the Subordinated Indenture has occurred and is continuing and is attributable to the failure of NorthWestern to pay interest or principal on the Subordinated Debt Securities held by a Trust, then a holder of that Trust's Preferred Securities may institute a proceeding directly against NorthWestern to enforce payment to him or her of the principal and interest on Subordinated Debt Securities having an aggregate principal amount equal to the aggregate liquidation amount of his or her Preferred Securities.

        If NorthWestern fails to make payments under a Guarantee, a holder of Preferred Securities may institute a proceeding directly against NorthWestern to enforce the Guarantee.

   LIMITED PURPOSE OF TRUST

        The Preferred Securities evidence beneficial ownership interests in a Trust, and each Trust exists for the sole purpose of issuing and selling its Trust Securities and using the proceeds to purchase Subordinated Debt Securities. The primary difference between the rights of a holder of Preferred Securities and a holder of Subordinated Debt Securities is that a holder of Subordinated Debt Securities is entitled to receive interest and principal payments on Subordinated Debt Securities from NorthWestern, while a holder of Preferred Securities is entitled to receive distributions and other payments from a Trust (or from NorthWestern under a Guarantee) only if and to the extent the Trust has funds available to make those payments.

   RIGHTS UPON DISSOLUTION

        Upon any voluntary or involuntary dissolution, winding-up or liquidation of a Trust involving the redemption or repayment of the Subordinated Debt Securities, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust and subject to the rights of any creditors of the Trust, the liquidation distribution described under "Description of the Preferred Securities--Dissolution of a Trust and Distributions upon Dissolution." Because NorthWestern is the guarantor under each Guarantee and, as issuer of the Subordinated Debt Securities, has agreed to pay for all costs, expenses and liabilities of each Trust (other than its obligations to the holders of the Trust Securities), the positions of a holder of Trust Securities and a holder of the Subordinated Debt Securities held by the Trust relative to other creditors and stockholders of NorthWestern in the event of liquidation or bankruptcy of NorthWestern would be substantially the same.

                             BOOK-ENTRY ISSUANCE

        Unless otherwise specified in the applicable prospectus supplement, any securities that we may offer using this prospectus, other than common stock, may be issued in global form ("Global
   Securities"). The specific terms for issuing any security as a Global Security will be described in the prospectus supplement relating to that security.

        Unless otherwise specified in the applicable prospectus supplement, the depositary for any Global Securities will be The Depository Trust Company ("DTC").

        Global Securities will be issued as fully registered securities registered in the name of DTC's nominee, Cede & Co. One or more fully registered Global Securities will be issued for each issue of securities, each in the aggregate principal or stated amount of such issue, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds
   securities that its participants deposit with DTC.   DTC also
   facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its Participants are on file with the SEC.

        Purchases of securities under DTC's system must be made by or through a direct participant, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of each security -- the beneficial owner -- is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interests in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

        To facilitate subsequent transfers, all Global Securities that are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC will mail an omnibus proxy to NorthWestern (in the case of Mortgage Bonds, Debt Securities or Priority Stock), or a Trust (in the case of Preferred Securities) as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions, principal payments and any premium, interest or other payments on the Global Securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, NorthWestern, any Trust or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of NorthWestern and the applicable paying agent (in the case of Mortgage Bonds, Debt Securities or Priority Stock) or a Trust and the applicable paying agent (in the case of the Preferred Securities), disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

        If applicable, redemption notices will be sent to Cede & Co. If less than all of the securities of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        A beneficial owner electing to have its interest in a Global Security repaid by NorthWestern will give any required notice through its participant and will effect delivery of its interest by causing the direct participant to transfer the participant's interest in the Global Securities on DTC's records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Securities are transferred on DTC's records.

        DTC's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to be completed within appropriate time frames.

        However, DTC's ability to perform properly its services is also dependent upon other parties, including issuers and their agents, third party vendors from which DTC licenses software and hardware, and third party vendors on which DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting (and will continue to contact) third party vendors from which it acquires services to impress upon them the importance of those services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans that it deems appropriate.

        The foregoing information with respect to DTC has been provided to the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        DTC may discontinue providing its services as securities depositary with respect to the Global Securities at any time by giving reasonable notice to the applicable issuer or the applicable trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

        NorthWestern or any Trust, as the case may be, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered.

        The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

                            PLAN OF DISTRIBUTION

        We may sell securities to one or more underwriters for public offering and sale by them, or we may sell securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. Any sale of securities to an underwriter may include standby call arrangements or other arrangements whereby the underwriter purchases securities directly or indirectly from NorthWestern in connection with a redemption of securities convertible into securities.

        Any distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities being offered.

        In connection with the sale of securities, underwriters or agents acting on NorthWestern's behalf may be deemed to have received compensation from NorthWestern in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in the applicable prospectus supplement. Underwriters, dealers and agents participating in a distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with NorthWestern, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If so indicated in the applicable prospectus supplement, NorthWestern will authorize underwriters acting as NorthWestern's agents to solicit offers by institutional investors to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the amount of securities sold pursuant to all contracts will be not less nor more than, the amounts stated in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, pension funds, investments companies, educational and charitable institutions and other institutions and will in all cases be subject to the approval of NorthWestern. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions, other than compliance with applicable law and, if the securities are also being sold to underwriters, that NorthWestern shall have sold to the underwriters the amount of the securities that are not covered by delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of any delayed delivery contracts.

                                   EXPERTS

        The financial statements and schedules included in NorthWestern's 1998 Annual Report on Form 10-K and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                               LEGAL OPINIONS

        The legality of the securities of NorthWestern offered hereby will be passed upon for NorthWestern by Schiff Hardin & Waite, Chicago, Illinois. Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the trust declarations and the creation of the Trusts will be passed upon by Richards, Layton & Finger, PA, Wilmington, Delaware.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses in connection with the issuance and distribution of the securities covered hereby are estimated to be as follows:

        Securities and Exchange Commission filing fee  . . . . . $139,000

        Printing and engraving   . . . . . . . . . . . . . . . . . 50,000

        Transfer Agent and Registrar fees  . . . . . . . . . . . .  1,000

        Legal fees and expenses  . . . . . . . . . . . . . . . . . 50,000

        Accounting fees  . . . . . . . . . . . . . . . . . . . .    2,000

        Trustee's Fees . . . . . . . . . . . . . . . . . . . . .   14,000

        Miscellaneous  . . . . . . . . . . . . . . . . . . . . . .  4,000

                                      Total                      $260,000


   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The By-Laws of NorthWestern Corporation (the "Company") provide for indemnification by the Company of each of its directors and officers to the fullest extent permitted by Delaware law for liability (including liability arising under the Securities Act of 1933) of such director or officer arising by reason of his or her status as a director or officer of the Company, provided that he or she met the standards established in the By-Laws, which include requirements that he or she acted in good faith and in a manner he or she reasonably believed to be in the Company's best interest. The Company will also advance expenses prior to final disposition of an action, suit or proceeding upon receipt of an undertaking by the director or officer to repay such amount if the director or officer is not entitled to indemnification. All rights to indemnification and advancement of expenses are deemed to be a contract between the Company and its directors and officers. The determination that a director or officer has met the standards established in the By-Laws may be made by a majority vote of a quorum consisting of disinterested directors, an opinion of counsel (if no such quorum is available or even if attainable, a quorum of disinterested directors so directs), a majority vote of stockholders, or a court (which may also overturn any of the preceding determinations).

        The directors and officers of the Company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by the Company.

        Under each Trust Declaration the Company will agree to indemnify each of the trustees or predecessor trustees of the registrant trusts (each a "Trust") with respect to the applicable Trust Declarations and to hold each such trustee harmless against any loss, damage, claim, liability or expense, incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Declarations, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Declarations.

   ITEM 16.  EXHIBITS.

        Reference is made to information contained in the Exhibit Index filed as a part of this Registration Statement.

   ITEM 17.  UNDERTAKINGS.

        Each of the undersigned registrants hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant's annual report pursuant to
   Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
   1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on the 12th day of July, 1999.

                                 NORTHWESTERN CORPORATION
                                 (Registrant)

                                 By   /s/ Merle D. Lewis
                                      --------------------------------
                                      Merle D. Lewis
                                      Chairman and Chief Executive
                                        Officer
                          ________________________

                              POWER OF ATTORNEY

        Each director and officer of the Company whose signature appears below hereby authorizes the agent for service named in the registration statement to execute in the name of such person, and to file, any amendment to the registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendment may make such other changes in the registration statement as the agent for service deems appropriate.
                          ________________________

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


        Date                          Signature and Title

                                      /s/ M. D. Lewis
        July 12, 1999                 -----------------------------
                                      M. D. Lewis, Chairman and Chief
                                      Executive Officer

                                      /s/ R. R. Hylland
        July 12, 1999                 -----------------------------
                                      R. R. Hylland, President, Chief
                                      Operating Officer and Director

                                      /s/ D. K. Newell
        July 12, 1999                 -----------------------------
                                      D. K. Newell, Senior Vice President
                                      - Finance and Chief Financial
                                      Officer
                                      (Principal Financial Officer)

                                      /s/ David A. Monaghan
        July 12, 1999                 -----------------------------
                                      David A. Monaghan, Controller and
                                      Treasurer
                                      (Principal Accounting Officer)

                                      /s/ Randy G. Darcy
        July 12, 1999                 ------------------------------
                                      Randy G. Darcy, Director

                                      /s/ Gary G. Drook
        July 12, 1999                 ------------------------------
                                      Gary G. Drook, Director

                                      /s/ Jerry W. Johnson
        July 12, 1999                 ------------------------------
                                      Jerry W. Johnson, Director

                                      /s/ Aelred J. Kurtenbach
        July 12, 1999                 ------------------------------
                                      Aelred J. Kurtenbach, Director

                                      /s/ Larry F. Ness
        July 12, 1999                 ------------------------------
                                      Larry F. Ness, Director

                                      /s/ Gary Olson
        July 12, 1999                 ------------------------------
                                      Gary Olson, Director

                                      /s/ Bruce I. Smith
        July 12, 1999                 ------------------------------
                                      Bruce I. Smith, Director

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on the 12th day of July, 1999.

                                 NORTHWESTERN CAPITAL FINANCING II
                                 (Registrant)

                                 By:  NORTHWESTERN CORPORATION, Sponsor

                                      By:  /s/ Merle D. Lewis
                                           ----------------------------
                                           Merle D. Lewis
                                           Chairman and Chief Executive
                                           Officer

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on the 12th day of July, 1999.

                                 NORTHWESTERN CAPITAL FINANCING III
                                 (Registrant)

                                 By:  NORTHWESTERN CORPORATION, Sponsor

                                      By:  /s/ Merle D. Lewis
                                           ----------------------------
                                           Merle D. Lewis
                                           Chairman and Chief Executive
                                           Officer

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota, on the 12th day of July, 1999.

                                 NORTHWESTERN CAPITAL FINANCING IV
                                 (Registrant)

                                 By:  NORTHWESTERN CORPORATION, Sponsor

                                      By:  /s/ Merle D. Lewis
                                           ----------------------------
                                           Merle D. Lewis
                                           Chairman and Chief Executive
                                           Officer

                                EXHIBIT INDEX

        The following documents are filed as part of the Registration Statement or are incorporated by reference.

   4(a)(1) General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, from the Company to The Chase Manhattan Bank (National Association), as Trustee, is incorporated by reference to Exhibit 4(a) of Form 8-K, dated August 16, 1993, Commission File No. 0-692.

   4(a)(2) Supplemental Indenture dated as of August 15, 1993, to the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, executed by the Company to The Chase
             Manhattan Bank (National Association), as Trustee, is incorporated by reference to Exhibit 4(b) of Form 8-K, dated August 16, 1993, Commission File No. 0-692.

   4(a)(3) Supplemental Indenture dated August 1, 1995, to the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, executed by the Company to The Chase Manhattan Bank (National Association), as Trustee, is incorporated by reference to Exhibit 4(b) of Form 8-K, dated August 30, 1995, Commission File No. 0-692.

   4(a)(4) Supplemental Indentures dated September 1, 1995, to the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993, executed by the Company to The Chase Manhattan Bank (National Association), as Trustee, are incorporated by reference to Exhibits 4(a)(5), 4(a)(6) and 4(a)(7) of Form 10-K, dated December 31, 1995, Commission File No. 0-692.

   4(b)(1) Copy of Sale Agreement between Company and Mercer County, North Dakota, dated June 1, 1993, related to issuance of Pollution Control Refunding Revenue Bonds (NorthWestern Public Service Company Project) Series 1993, is incorporated by reference to Exhibit 4(b)(1) of Registrant's report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692.

   4(b)(2) Copy of Loan Agreement between Company and Grant County, South Dakota, dated June 1, 1993, related to issuance of Pollution Control Refunding Revenue Bonds (NorthWestern Public Service Company Project) Series 1993A, is incorporated by reference to Exhibit 4(b)(2) of Registrant's report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692.

   4(b)(3) Copy of Loan Agreement between Company and Grant County, South Dakota, dated June 1, 1993, related to issuance of Pollution Control Refunding Revenue Bonds (NorthWestern

             Public Service Company Project) Series 1993B, is incorporated by reference to Exhibit 4(b)(3) of Registrant's report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692.

   4(b)(4) Copy of Loan Agreement between Company and City of Salix, Iowa, dated June 1, 1993, related to issuance of Pollution Control Refunding Revenue Bonds (NorthWestern Public Service Company Project) Series 1993, is incorporated by reference to Exhibit 4(b)(4) of Registrant's report on Form 10-Q for the quarter ending June 30, 1993, Commission File No. 0-692.

   4(b)(5) Subordinated Debt Securities Indenture, dated August 1, 1995, between the Company and The Chase Manhattan Bank (National Association), as Trustee, is incorporated by reference to Exhibit 4(f) of Form 8-K, dated August 30, 1995, Commission File No. 0-692.

   4(b)(6) First Supplemental Indenture, dated August 1, 1995, to the Subordinated Debt Securities Indenture is incorporated by reference to Exhibit 4(g) of Form 8-K, dated August 30, 1995, Commission File No. 0-692.

   4(b)(7) Second Supplemental Indenture, dated as of November 15, 1998, to the Subordinated Debt Securities Indenture is incorporated by reference to Exhibit 4(f) to Form 8-A/A-1, dated December 3, 1998, Commission File No. 001-14623.

   4(b)(8)* Senior Debt Securities Indenture, dated November 1, 1998, between the Company and The Chase Manhattan Bank, as
             Trustee.

   4(b)(9)* First Supplemental Indenture dated November 1, 1998, to the Senior Debt Securities Indenture.

   4(b)(10) Restated Certificate of Trust of NorthWestern Capital Financing II (formerly known as NWPS Capital Financing II) is incorporated by reference to Exhibit 4(b)(12) of Form S-3 dated July 2, 1998, Commission File No. 333-58491.

   4(b)(11) Restated Certificate of Trust of NorthWestern Capital Financing III (formerly known as NWPS Capital Financing III) is incorporated by reference to Exhibit 4(b)(13) of Form S-3 dated July 2, 1998, Commission File No. 333-58491.

   4(b)(12)* Certificate of Trust of NorthWestern Capital Financing IV.

   4(b)(13) First Amendment to the Declaration of Trust of NorthWestern Capital Financing II (formerly known as NWPS Capital
             Financing II) is incorporated by reference to Exhibit 4(b)(15) of Form S-3 dated July 2, 1998, Commission File No. 333-58491.

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   4(b)(14)  First Amendment to the Declaration of Trust of NorthWestern
             Capital Financing III (formerly known as NWPS Capital Financing III) is incorporated by reference to Exhibit 4(b)(16) of Form S-3 dated July 2, 1998, Commission File No. 333-58491.

   4(b)(15)* Declaration of Trust of NorthWestern Capital Financing IV.

   4(b)(16)* Form of Amended and Restated Declaration of Trust of
             NorthWestern Capital Financing II, III and IV.

   4(b)(17)* Form of Guarantee Agreement for NorthWestern Capital
             Financing II, III and IV.

   5(a)* Opinion of Schiff Hardin & Waite re legality of securities being registered.

   5(b)* Opinions of Richards, Layton & Finger P.A. re legality of securities being registered.

   23(a)*    Consent of Arthur Andersen LLP.

   23(b) Consent of Schiff Hardin & Waite (included in the opinion filed as Exhibit 5(a)).

   23(c) Consent of Richards, Layton & Finger P.A. (included in the opinion filed as Exhibit 5(b)).

   24 Powers of Attorney contained in signature page of Registration Statement.

   25(a)* Form T-1 Statement of Eligibility of The Chase Manhattan Bank to act as trustee under the Senior Debt Securities Indenture.

   25(b)* Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Amended and Restated Declaration of Trust of NorthWestern Capital Financing II.

   25(c)* Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Amended and Restated Declaration of Trust of NorthWestern Capital Financing III.

   25(d)* Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Amended and Restated Declaration of Trust of NorthWestern Capital Financing IV.



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   25(e)*    Form T-1 Statement of Eligibility of Wilmington Trust
             Company to act as trustee under the Guarantee Agreement relating to NorthWestern Capital Financing II.

   25(f)* Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Guarantee Agreement relating to NorthWestern Capital Financing III.

   25(g)* Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Guarantee Agreement relating to NorthWestern Capital Financing IV.

   __________

   *    Filed herewith.






































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